Prospectus Supplement No. 1 (To Prospectus dated September 29, 2025)	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-290367

Issuance of up to 18,761,062 Common Shares

Akanda Corp.

This prospectus supplement (the “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Registration Statement on Form F-1, dated September 29, 2025 (the “Prospectus”), relating to the resale, from time to time of up to an aggregate of 18,761,062 common shares, no par value, of Akanda Corp. (“Common Shares”), by the selling stockholders named elsewhere in the Prospectus (“Selling Stockholders”). The Selling Stockholders may receive the Common Shares included in the Prospectus upon the conversion of principal and interest under outstanding convertible promissory notes of the Company in the aggregate principal amount of $12,000,000 held by such Selling Stockholders. The 18,761,062 Common Shares is calculated based upon the floor price of $0.678 per share as set forth in the convertible promissory notes. The Company registered 18,761,062 Common Shares, which is the maximum amount of Common Shares that can be issued upon conversion of $12,000,000 of principal, plus interest, under the convertible promissory notes.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

The Company, through its First Towers & Fiber Corp. subsidiary, which has 30 cellular towers deployed and generating revenue in Mexico, is a preferred contractor of Altán Redes, which, through Mexico’s telecommunications infrastructure project, under the Red Compartida initiative, is building a wholesale LTE/4G (and progressively 5G-ready) network that is expected to reach the vast majority of the Mexican population. The network is contracted to cover approximately 92.2% of Mexico’s population through its open access shared wireless network using the 700 MHz band. Over 11,383 telecommunications towers have been installed as a result of the Red Compartida project, and the deployment has delivered internet service access to 82,178 localities.

The full scale of the Red Compartida project is underpinned by a contract and capital investment expected to exceed USD $7 billion over the life of the concession. As of recent reports, for the deployment of infrastructure—comprising of cell towers and fiber-optic backbone—Altán Redes, in partnership with the Mexican Federal Electricity Commission (CFE) via its CFE-TEIT arm, has planned investments in the order of MXN$30 billion (approximately USD $1.7-1.8 billion) for the infrastructure portion.

As a preferred contractor of Altán Redes, every tower that First Towers builds is expected to not only expand network coverage and drives greater usage across Mexico, but also directly increase cash flow to First Towers.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN”. The last sale price of our Common Share as reported by the Nasdaq Capital Market on September 30, 2025, was $4.355. None of our Class A Special Shares nor the Class B Special Shares if any when issued, are or will be listed on a national securities exchange or interdealer quotation system.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 15 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 1, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2025

Commission File Number:  001-41324

AKANDA CORP.

(Name of registrant)

c/o Gowling WLG (Canada) LLP

100 King St. W, Suite 1600

Toronto, ON M5X 1G5, Canada

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

☒   Form 20-F          ☐   Form 40-F

This Report on Form 6-K of Akanda Corp. (the “Company”) (1) includes a Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company for the six months ended June 30, 2025 and 2024 and (2) attaches as Exhibit 99.1 the unaudited interim condensed consolidated financial statements and related notes of the Company as of and for the six months ended June 30, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this Report on Form 6-K, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “might”, “will”, “should”, “believe”, “expect”, “could”, “would”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this Report on Form 6-K under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our other filings with the Securities and Exchange Commission from time to time, including under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements, including among other things:

●	our limited operating history;

●	the successful integration of First Towers & Fiber Corp. into our business, and growth of that business;

●	unpredictable events and associated business disruptions;

●	changes in cannabis laws, regulations and guidelines;

●	decrease in demand for cannabis and cannabis-derived products;

●	exposure to product liability claims and actions;

●	damage to our reputation due to negative publicity;

●	risks associated with product recalls;

●	the viability of our product offerings;

●	our ability to attract and retain skilled personnel;

●	maintenance of effective quality control systems;

●	regulatory compliance risks;

●	risks inherent in an agricultural business and in the other businesses in which we operate;

●	increased competition in the markets in which we operate and intend to operate;

●	risks associated with expansion into new jurisdictions;

●	our ability to obtain and maintain adequate insurance coverage;

●	our ability to identify and integrate strategic acquisitions, investments and partnerships and to manage our growth;

●	our ability to raise capital and the availability of future financing;

●	global economy risks;

●	our ability to maintain the listing of our securities on The Nasdaq Capital Market; and

●	other risks and uncertainties, including those listed under the caption “Risk Factors” in our reports and filings we make with the SEC from time to time.

These risks could cause actual results to differ materially from those implied by the forward-looking statements contained in this Report on Form 6-K or other filings of the Company.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this Report on Form 6-K. The forward-looking statements contained in this Report on Form 6-K are not guarantees of future performance, and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this Report on Form 6-K, they may not be predictive of results or developments in future periods.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Any forward-looking statement that we make in this Report on Form 6-K speaks only as of the date of this Report on Form 6-K. Except as required by applicable law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this Report on Form 6-K, whether as a result of new information, future events or otherwise, after the date of this Report on Form 6-K.

2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. This discussion and analysis should be read together with our unaudited interim condensed consolidated financial statements and related notes as of June 30, 2025 included elsewhere in or attached as an exhibit to this Report on Form 6-K, and the audited consolidated financial statements and related notes as of December 31, 2024 of our company and our predecessor companies included in our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2025. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the Annual Report on Form 20-F.

OVERVIEW

Our fiscal year begins on January 1 and ends on December 31. Unless otherwise noted, references to year pertain to our fiscal year. For example, 2024 refers to fiscal 2024 which is the period from January 1, 2024 and to December 31, 2024.

Our Unaudited Condensed Interim Consolidated Financial Statements for the six months ended June 30, 2025 and 2024 for Akanda Corp. as a group (the “Akanda Group”), have been prepared in accordance with International Financial Reporting Standards (IFRS) and are presented in millions of US dollars except where otherwise indicated. Our historical results are not necessarily indicative of the results that should be expected in any future period.

We have derived the consolidated statements of operations data for Akanda Group for the six months ended June 30, 2025 and 2024, respectively, and the consolidated financial position information as at June 30, 2025 and 2024, respectively, were derived from Akanda Group’s Unaudited Condensed Interim Consolidated Financial Statements to be published as Exhibit 99.1 of Form 6-K.

Akanda was incorporated in the Province of Ontario, Canada on July 16, 2021 in connection with the plan of Halo to reorganize its medical cannabis market focused international business assets. On November 3, 2021, Akanda acquired Cannahealth, which owned all the issued and outstanding equity interests of Canmart and Bophelo Holdings, which, in turn, owned all the issued and outstanding equity interests of Bophelo. As a result of such acquisition, both Bophelo and Canmart became our indirect wholly-owned subsidiaries. On April 29, 2022, Akanda Group, through its wholly owned subsidiary, Cannahealth, acquired Holigen, which owned all the issued and outstanding equity interests of RPK Biopharma, Unipessoal, LDA, a company incorporated under the laws of Portugal (“RPK”). As a result of the acquisition, RPK became our indirect wholly-owned subsidiary. We have consolidated all our then-subsidiary companies, Cannahealth in Malta, Bophelo in the UK, Canmart in the UK, Holigen in Portugal, and 1371011 B.C. Ltd in Canada, in the Akanda Group Audited Financial Statements and financial information presented on June 30, 2025.

As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our inquiry into the liquidation confirms that the process is complete. In March 2024, Akanda Group sold RPK.

On March 5, 2025, as amended on March 31, 2025 and August 19, 2025, Akanda Group entered into a Share Exchange Agreement (as so amended, the “SEA”) with First Towers & Fiber Corp. (“First Towers”), pursuant to which (a) all of the common shares of First Towers shall be exchanged for newly authorized Class A Special Shares and Class B Special Shares and cash payable over time as evidenced by a promissory note, and the restructuring and assumption of certain indebtedness of First Towers (the “Business Combination”). On August 21, 2025, Akanda Group closed the Business Combination. See “Business Combination.”

On August 26, 2025, Akanda Group implemented a 1-for-3.125 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded to the nearest whole number. All share and per share data in this management’s discussion and analysis and the unaudited condensed interim consolidated financial statements for the six months ended June 30, 2025 and 2024 have been retroactively restated to reflect the effect of the Reverse Stock Split.

3

RESULTS OF OPERATIONS

The discussion below summarizes Akanda Group’s consolidated historical operation results.

On March 24, 2024, Akanda Group completed the transaction with Somai Pharmaceuticals Ltd. for the sale of RPK. As a result, Akanda Group accounted for the operating results of RPK, which was a net loss of $827,620 as a discontinued operation during the year ended December 31, 2024 and has reclassified the operating results of RPK as a discontinued operation for the year ended December 31, 2023.

During the six months ended June 30, 2025, Akanda Group evaluated the current state of Canmart and has determined to discontinue and cease it UK operation. As a result, Akanda Group accounted for the operating results of Canmart, which was a net loss of $26,013, as a discontinued operations during the six months ended June 30, 2025 and has reclassified the operating results of Canmart as a discontinued operation for the six months ended June 30, 2024.

Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024.

The following table sets forth key components of Akanda Group’s results of operations for the six months ended June 30, 2025 compared to the six months ended June 30, 2024.

	Six months ended June 30,
	2025	2024
Operating expenses
Depreciation and amortization	$84,788	$102,051
Consulting and professional fees	863,287	1,510,663
Personnel expenses	226,822	209,106
General and administrative expenses	315,859	337,948
Total operating expenses	1,490,756	2,159,768

Operating loss	(1,490,756)	(2,159,768)

Other income (expenses):
Finance income	38,116	—
Finance expense	(17,749)	(62,192)
Foreign exchange gain (loss), net	44,521	(132,441)
Gain (loss) on debt settlement	21,575	(232,375)
Other income	—	75,093
Loss on sale of subsidiary	—	(165,625)
Write-off of holdback payable	—	400,000
	86,463	(117,540)

Net loss from continuing operations	(1,404,293)	(2,277,308)
Loss from discontinued operations	589,292	(405,582)
Net loss	$(815,001)	$(2,682,890)
Translation adjustment	122,144	136,130
Comprehensive loss	$(692,857)	$(2,546,760)

Loss per share from continuing operations - basic and diluted	$(2.02)	$(15.07)
Loss per share - basic and diluted	$(1.17)	$(17.76)
Weighted average Common Shares outstanding	693,889	151,067

Revenue

Akanda Group’s revenue came from Canmart in UK. Canmart sells a variety of different CBPM product types, including cannabis oil and cannabis flower for medical use. In May 2025, Akanda Group commenced the dissolution of Canmart and ceased all operations in the UK. As a result, all operating results of Canmart has been reclassified as a discontinued operations and thus no revenues were recognized during the six months ended June 30, 2025 and 2024.

4

Cost of Sales

Akanda Group’s cost of sales is directly related to the associated cost of CBPMs imported by Canmart and supplied to its patients. As a result of Canmart’s dissolution, no cost of sales were recognized during the six months ended June 30, 2025 and 2024.

Amortization and Depreciation

Amortization and depreciation expenses decreased from $102,051 for 2024 to $84,788 for the six months ended June 30, 2025. The decrease in the amortization and depreciation expenses recorded during the six months ended June 30, 2025 was mainly due to the new office lease having lower monthly lease payments as compared to the previous lease resulting for lower monthly depreciation of ROU assets.

Consulting and Professional Fees

The consulting and professional fees incurred decreased from $1,510,663 in 2024 to $863,287 for the six months ended June 30, 2025. This decrease in consulting and professional fees resulted from the decreased corporate activity including the completion of one private financing during the six months ended June 30, 2025 as compared to higher activities in the same period of the previous year, mainly on the engagement of various professional advisors and consultants in relation to Akanda Group’s plans for completion of assets acquisition and disposal of RPK and completion of several public offerings and listings.

Personnel Expenses

The Akanda Group incurred personnel expenses of $226,822 for the six months ended June 30, 2025 compared to $209,106 for the six months ended June 30, 2024. The increase in personnel expenses was due to the changes in management and key personnel during the current period resulting in higher fees paid or accrued to the current management team of Akanda and its subsidiaries in the current period.

General and Administration Expenses

The Akanda Group incurred general and administration expenses of $315,859 and $337,948 for the six months ended June 30, 2025 and 2024, respectively. These costs consisted mainly of a broad range of site related operational expenses such as utilities, fuel costs, import duties, security expenses, repairs and maintenance and consumables and office related operational expenses for its day to day business activities. During the six months ended June 30, 2025, these costs decreased compared to the same period in the prior year mainly due to decreased marketing and promotional activities of Akanda Group and lower financings completed in the current period.

Interest Expense

The Akanda Group incurred interest expense of $17,749 for the six months ended June 30, 2025 compared to interest expense of $62,192 for 2024. The significant decrease in the interest expense was primarily due to the full settlement of several interest-bearing loans during the current period which resulted to lower interest expenses paid and accrued during the current period as compared to the same period in the prior year.

Foreign Currency Translation

The foreign exchange gain (loss) is recognized on the translation of the consolidated financial statements from their functional currencies to United States Dollar. The Euro is the functional currency of Cannahealth and Holigen, Great British Pounds is the functional currency of Canmart and Canadian dollars is the functional currency of Akanda and 1371011 B.C. Ltd., while the United States Dollar is its reporting currency. The exchange gains and losses have not been incurred on any transactions or balances held by these companies in a different currency.

5

Net Loss and Total Comprehensive Loss

For the six months ended June 30, 2025 and 2024, respectively, the Akanda Group incurred a net loss of $815,001, and $2,682,890, respectively, and a comprehensive loss of $692,857 and $2,546,760, respectively, which consisted primarily of depreciation and amortization of $84,788 and $102,051, respectively, consulting and professional fee expenses of $863,287 and $1,510,663, respectively, personnel expenses of $226,822, and $209,106, respectively, general and administrative expenses of $315,859 and $337,948, respectively, and gain from discontinued operations of $589,292 and loss of $405,582, respectively. The significant decrease in loss for the six months ended June 30, 2025 as compared to the same period in the previous year was mainly due to the lower operating results of Akanda incurred during the six months ended June 30, 2025.

Off-Balance Sheet Arrangements

Akanda did not have, during the reporting period, and we do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The Akanda Group’s principal liquidity requirements are for corporate operating expenses, working capital and capital expenditures. Historically, we have funded our liquidity requirements primarily through shareholder loans, loans from third parties and from the issuance of shares. We did not have, during the reporting period, and we do not currently have any contractual obligations for ongoing capital expenditures.

The following table summarizes our cash flows from operating, investing and financing activities for the six months ended June 30, 2025:

	Six Months Ended June 30, 2025
	2025	Change	2024
Cash provided by (used in) operating activities	$(375,604)	$2,216,376	$(2,591,980)
Cash provided by (used in) investing activities	$173	$(103,877)	$104,050
Cash provided by (used in) financing activities	$(522,406)	$(9,160,532)	$8,638,126

Cash Flows from Operating Activities

For the six months ended June 30, 2025, Akanda Group’s cash flow from operating activities decreased by $2,216,376, which was mainly attributable to corporate expenses, gain on debt settlement recognized, and no RSUs granted and exercised during the current period as well as changes in working capital relating to decrease in accounts receivable, decrease in prepayments, decrease in trade and other payables and increase in due to related parties.

Cash Flows from Investing Activities

Cash provided by investing activities was $173 for the six months ended June 30, 2025, which was mainly attributable to loan repayment, offset by cash surrendered on loss of control of Canmart. The cash provided by investing activities during the six months ended June 30, 2024 were attributable to cash proceeds from the sale of RPK, offset by existing RPK cash surrendered upon disposal, purchase of property, plant and equipment and loan receivable.

Cash Flows from Financing Activities

Cash used in financing activities was $522,406 for the six months ended June 30, 2025, which was mainly attributable to repayment of loans to related parties and third parties and advances to First Towers, partially offset by proceeds from a private offering, as discussed below. Cash provided by financing activities during the six months ended June 30, 2024 was attributable to proceeds from public offerings and short term loans, as discussed below, partially offset by repayment of loans and lease payments.

6

Share Capital and Financing

During the six months ended June 30, 2025, Akanda Group completed the following financing:

(i)	On March 26, 2025, pursuant to a series of subscription agreement entered with investors on March 21 and 24, 2025, Akanda Group completed its private offering with the issuance of 73,143 common shares at a subscription price of $4.38 per share for gross proceeds of $320,000.

During the six months ended June 30, 2024, Akanda Group completed the following financings:

(i)	On February 2, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on February 1, 2024, Akanda Group closed its registered direct offering with the issuance of 1,123 common shares at a purchase price of $101.50 per share and prefunded warrants to purchase 5,852 common shares at a price of $101.475 per share for gross proceeds of $708,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the six months ended June 30, 2024, Akanda Group issued 5,852 common shares pursuant the exercise of above prefunded warrants.

(ii)	On March 4, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 1, 2024, Akanda Group closed its registered direct offering with the issuance of 1,471 common shares at a purchase price of $51.36 per share and prefunded warrants to purchase 1,448 common shares at a price of $51.335 per share for gross proceeds of $150,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the six months ended June 30, 2024, Akanda Group issued 1,448 common shares pursuant the exercise of above prefunded warrants.

(iii)	On March 5, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 4, 2024, Akanda Group closed its registered direct offering with the issuance of 1,471 common shares at a purchase price of $42.18 per share and prefunded warrants to purchase 1,492 common shares at a price of $42.155 per share for gross proceeds of $125,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the six months ended June 30, 2024, Akanda Group issued 1,492 common shares pursuant the exercise of above prefunded warrants.

(iv)	On March 27, 2024, pursuant to an underwriting agreement entered with Univest Securities, LLC (“Univest”) as the underwriter on March 25, 2024, Akanda Group closed its underwritten public offering with the issuance of 12,350 common shares at a purchase price of $30.425 per share and prefunded warrants to purchase 199,489 common shares at a price of $30.40 per share for gross proceeds of $5,000,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the six months ended June 30, 2024, Akanda Group issued 199,489 common shares pursuant the exercise of above prefunded warrants.

(v)	On May 17, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on the same day, Akanda Group closed its 1st tranche of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share and prefunded warrants to purchase 87,028 common shares at a price of $25.75 per share for gross proceeds of $2,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the six months ended June 30, 2024, Akanda Group issued 87,028 common shares pursuant the exercise of above prefunded warrants.

(vi)	On May 20, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on May 17, 2024, Akanda Group closed its 2nd tranche of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share, and prefunded warrants to purchase 48,230 common shares at a price of $25.75 per share for gross proceeds of $1,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the six months ended June 30, 2024, Akanda Group issued 48,230 common shares pursuant the exercise of above prefunded warrants.

7

Short Term Loan

During the six months ended June 30, 2024, Akanda Group received loans of $110,257 for its capital as well as working capital needs, of which $44,975 was advances from related parties. No new loans were received during the six months ended June 30, 2025.

Advances to First Towers

Pursuant to the Bridge Loan Agreement entered in November 2024 with First Towers (the “Bridge Loan Agreement”), Akanda Group agreed to advance to First Towers a $350,000 loan, repayable on demand and with an interest rate equal to the prime rate plus 2%. Upon signing of the SEA on March 5, 2025, Akanda agreed to advance to First Towers a loan in the principal amount of up to $1,000,000 on the same terms as the Bridge Loan Agreement. As of June 30, 2025, Akanda Group lent out an aggregate amount of $423,000 to First Towers, which was consolidated into Akanda’s financial statements after the closing of the Business Combination subsequent to June 30, 2025.

Disclosure of Contractual Arrangements

On June 30, 2025, Akanda Group was committed to minimum lease payments as follows:

	Less than One Year	1 - 5 Years	Over 5 Years
Contractual Obligation
Office lease	$72,000	$144,000	$—

The amounts above are undiscounted and include the total amounts due, including the interest component, that has been reclassified to accounts payable.

BUSINESS COMBINATION

On March 5, 2025, as amended on March 31, 2025 and August 19, 2025, Akanda Group entered into the SEA with First Towers, a corporation existing under the laws of the Province of British Columbia, and the common shareholders of First Towers. First Towers was a private company that develops, constructs and owns telecommunications infrastructure in Mexico.

Pursuant to the SEA, the parties agreed to enter into a business combination transaction, pursuant to which, among other things, (a) all of the common shares of First Towers shall be exchanged for newly authorized Class A Special Shares and Class B Special Shares, or cash payable over time as evidenced by a promissory note, and (b) First Towers shall be continuing as a wholly owned subsidiary of Akanda.

Within three business days of the original execution date of the SEA, Akanda agreed to advance to First Towers up to $1,000,000 loan on the same terms as Akanda’s November 21, 2024 Bridge Loan Agreement with First Towers, pursuant to which Akanda loaned to First Towers $350,000.

Subsequent to the six months ended June 30, 2025, Akanda Group closed the Business Combination, as described further below.

8

SUBSEQUENT EVENTS

i.	Share consolidation:

On August 26, 2025, Akanda Group implemented a 1-for-3.125 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded to the nearest whole number. All share and per share data in these consolidated financial statements have been retroactively restated to reflect the effect of the reverse stock split.

ii.	First Towers Closing:

On August 22, 2025, Akanda Group consummated the Business Combination pursuant to the SEA, with First Towers, pursuant to which all of the common shares of First Towers have been acquired by Akanda Group and in exchange, Akanda Group will issue Class A Special Shares and Class B Special Shares and cash payable over time and evidenced by a promissory note.

As a result of the closing, which was effective on August 21, 2025 but dated as of August 19, 2025, First Towers became a wholly owned subsidiary of Akanda.

Akanda did not issue any of its common shares as of the closing, as originally contemplated by the Share Exchange Agreement. On August 29, 2025, Akanda Group held a Special Meeting of Shareholders and approved the creation of new classes of securities, including Class A Special Shares convertible into Company common shares on a one for one basis, Class B Special Shares convertible into Company common shares on a one for one basis, and “blank check” preferred shares. After the Special Meeting and the approval of the new classes of securities, Akanda issued 144,930 Class A Special Shares in accordance with the terms of the SEA. Akanda intends to hold a second special meeting of shareholders to seek approval for the issuance of an aggregate of 4,775,972 Class B Special Shares , issuable to the former First Towers shareholders pursuant to the terms of the SEA (the “Second Shareholder Meeting”).

iii.	Assumption of First Towers Indebtedness:

In connection with the Business Combination and the closing, Akanda Group entered into a Debt Settlement Agreement and a Convertible Promissory Note with each of PGC Finco Inc. (“PGC”) and Dunstan Holdings Ltd. (“Dunstan”).

Pursuant to the PGC Settlement Agreement, in satisfaction of all indebtedness of First Towers to PGC through the closing, Akanda Group assumed indebtedness of First Towers in the aggregate principal amount of $4,153,078 which is evidenced by a convertible promissory note (the “PGC Note”), and Akanda Group agreed to pay to PGC a cash payment of $500,000 and issue to PGC, upon shareholder approval therefor, 557,162 (post-reverse stock split) Class B Special Shares.

Pursuant to the Dunstan Settlement Agreement, in satisfaction of all indebtedness of First Towers to Dunstan through the closing, Akanda Group assumed indebtedness of First Towers in the aggregate principal amount of $756,917.28 which is evidenced by a convertible promissory note (the “Dunstan Note”), and Akanda Group agreed to issue to Dunstan, upon shareholder approval therefor, 175,222 (post-reverse stock split) Class B Special Shares.

Each of the PGC Note and the Dunstan Note (collectively, the “Notes”) has a maturity date of August 19, 2031, has an interest rate of 8-1/2% per annum payable semiannually in arrears, and are secured by all of the assets of Akanda Group. Each Note may be converted from time to time by either the Company or the holder of the Note, into common shares of the Company, subject to first obtaining approval from the shareholders of the Company at the Second Shareholder Meeting. The conversion price shall be a price per share equal to the greater of (a) $0.2720 and (b) a ten percent discount to the seven trading day VWAP immediately prior to receipt of the conversion notice.

iv.	Consideration Note:

In connection with the Business Combination and the closing, the Company entered into a promissory note with a shareholder of First Towers (the “Consideration Note”), in lieu of Akanda issuing Class A Special Shares and Class B Special Shares as consideration to such shareholder. The Consideration Note is in the principal amount of $14,133,966. It has a maturity date of August 19, 2027 and has an interest rate of 16% per annum payable quarterly. In addition, the Company paid to the holder of the Consideration Note a commitment fee of $424,018.98.

The Consideration Note is secured by all of the assets of Akanda Group pursuant to a General Security Agreement dated as of August 19, 2025, but such security interest has been subordinated to the Notes and the security interest held by PGC and Dunstan.

9

v.	Convertible Note Transaction:

On September 12, 2025, the Company entered into a Securities Purchase Agreement dated September 11, 2025 (the “Purchase Agreement”) with the Selling Stockholders, to issue and sell to each of the Selling Stockholders a convertible promissory note (each, individually, a “September Note” and collectively, the “September Notes”), for aggregate gross proceeds to the Company of $12,000,000, before deducting fees to the Placement Agent (as defined below) and other expenses payable by the Company in connection with the offering (the “September Offering”). The closing of the September Offering occurred on September 12, 2025.

The Company intends to use the net proceeds from the sale of the September Notes for (i) marketing purposes of up to $3.5 million, (ii) for the renewal and continued development of the Company’s Gabriola, B.C. site, (iii) working capital and general corporate purposes of up $3 million and (iv) up to $7 million to be used for the repayment of certain indebtedness. Subsequent to the closing of the September Offering, the Company entered into a Consulting Agreement with IR Agency LLC (the “IR Consulting Agreement”), for IR Agency to provide six months of marketing and advertising services to the Company for a fee of $3.5 million, payable in advance. A copy of the IR Consulting Agreement is attached to this Report on Form 6-K as Exhibit 10.1 and is incorporated herein by reference.

Univest Securities, LLC (the “Placement Agent”) acted as placement agent for the September Offering.

The maturity date of each September Note is the 12-month anniversary of the issuance date of such September Note, and is the date upon which the principal amount, as well as any other fees, shall be due and payable. The September Notes bear interest at a rate of 10% per annum.

Each Selling Stockholder has the right, at any time, to convert all or any portion of the then outstanding and unpaid principal amount and interest if any (including any costs, fees and charges) into the Company’s common shares at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.88 per share (the “Initial Conversion Price”), (ii) 85% of the VWAP (as defined in the September Notes) of the common shares during the five consecutive Trading Day (as defined in the September Notes) period ending and including the Trading Day immediately preceding the delivery of the Conversion Notice (as defined in the September Notes); or (iii) 85% of the Closing Sale Price (as defined in the September Notes) on the Trading Day prior to the Conversion Notice being submitted; provided, however, that in no event shall the Conversion Price equal a price per share that is less than $0.678.

In addition, the Company entered into an engagement letter with the Placement Agent dated August 11, 2025, pursuant to which the Placement Agent agreed to serve as the placement agent for the issuance and sale of securities of the Company. As compensation for such placement agent services, the Company has agreed to pay the Placement Agent an aggregate cash fee equal to 2.5% of the gross proceeds received by the Company from the Offering, plus $50,000 for its fees and expenses. Accordingly, the Company paid the Placement Agent $300,000 in cash fees in relation to the September Offering.

vi.	Amendment to Option Agreement with 1107385 B.C. Ltd:

On September 24, 2025, the Company entered an Amendment No. 1 to Amended and Restated Option to Purchase (the “Amendment”) with 1107385 B.C. LTD (the “Owner”). The Amendment extended the option term contained in the Agreement to September 25, 2027. In exchange for such extension, the Company shall pay to the Owner a total of $250,000, of which $150,000 was paid at signing and $100,000 shall be paid on the 12-month anniversary of the Amendment. Additionally, the Company agreed (a) to register certain common shares of the Company owned by the Owner and (b) to pay to the Owner a specified “Value” (as defined as a U.S. dollar amount calculated as follows: (i) the product of the number of such common shares owned by the Owner, multiplied by the closing price of the common Shares on the Nasdaq Capital Market on the date of registration, and (ii) subtracting the result of subsection (i) from US $600,000) in cash from the proceeds of the Company’s next capital raising transaction.

Exhibit No.	Description
10.1	Consulting Agreement with IR Agency LLC
99.1	Interim Condensed Consolidated Financial Statements as of June 30, 2025
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

10

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AKANDA CORP.
(Registrant)

Date: September 30, 2025	By:	/s/ Katie Field
		Name:	Katie Field
		Title:	Interim Chief Executive Officer and Director

11

Exhibit 10.1

CONSULTING AGREEMENT

IR Agency LLC (the “Consultant” or “IR Agency”) is pleased to provide certain consulting services to Akanda Corp (“you,” “Client” or “Company”) as more fully described in this agreement (the “Agreement”). This Agreement sets forth the terms and conditions pursuant to which Company engages Consultant to provide such services.

1.	Consulting Services.

(a)	Commencing on 9/22/25, Consultant will provide marketing and advertising services (“Advertising” or “Services”) to communicate information about the Company (trading symbol: AKAN to the financial community including, but not limited to, creating company profiles, media distribution and building a digital community with respect to the Company.

(b)	Consultant does not make any representation about and assumes no responsibility for the response by the market, if any, to the public release of Advertising for the Company. For avoidance of doubt, Client acknowledges that Consultant assumes no responsibility for and does not make any representation, guarantee or promise that in response to the public release of Advertising for the Company, the trading volume will increase or the trading price of [AKAN] will rise, or in the event of a increase in trading volume or rise in price, the amount or duration of any such increase in trading volume or rise in price

(c)	Client acknowledges that Consultant carries no professional licenses. Consultant will not participate in discussions or negotiations with potential investors. Consultant will not solicit orders, make recommendations or give investment advice. Consultant will not effect transactions of securities for potential investors or anyone else. Consultant and Client agree that Consultant is not being engaged for, and is not permitted to engage in, activities that would give rise to Consultant being required to register federally or in any state or other jurisdiction as a broker or an investment advisor. If a financial intermediary expresses interest in the Company to Consultant, Consultant will refer the intermediary to the Company. In providing services under the Agreement, Consultant agrees to comply in all materials respects with all applicable U.S. securities laws. Client acknowledges and agrees that (a) it and its affiliates each have relied and will continue to rely on the advice of its own legal, regulatory, and securities law advisors for all matters and (b) neither Client nor any of its affiliates has received, or has relied upon, the advice of Consultant or any of its affiliates or their counsel regarding legal, regulatory, or securities law matters.

(d)	The Services of Consultant shall not be exclusive to Client, and Client acknowledges that Consultant will be performing similar Services for other clients and Consultant shall be free to perform Services for such other persons.

2.	Independent Contractor. Client and Consultant agree that Consultant shall perform its duties under this Agreement as an independent contractor. Nothing contained herein shall be considered as creating a relationship of agent-principal, employer-employee or joint venturers between Consultant and either Client.

3.	Compensation.

(a)	As consideration for the performance of the Services hereunder, upon the date of the execution and delivery of this Agreement, Client shall pay to Consultant the sum of Three Million Five Hundred Thousand Dollars by 9/19/2025 in cash via Bank Wire Transfer for providing the Services for a 6 Month term starting on 9/22/2025. Such consideration shall be deemed earned in full upon receipt.

(b)	Unless otherwise provided in this Agreement, all other services, including out-of-scope assignments, rendered by Consultant shall be subject to additional compensation under a separate agreement between Consultant and Company. Consultant shall be responsible for all out-of-pocket expenses incurred or paid in connection with its performance of the Services hereunder.

4.	Term and Termination.

(a)	The term of this Agreement shall commence on the start date and continue for a period of 6 Month (the “Term”) unless otherwise extended by mutual agreement of the parties (the “Extended Term”). This Agreement may be terminated, with or without cause, by either Client or Consultant at any time by written notice to the other Party. If the Agreement is terminated by Client during the Term for any reason, Client will not be entitled to return of any of the compensation. If Client files for bankruptcy, becomes insolvent or is in material breach of this Agreement (“Cause”), Consultant may terminate the Agreement and Client will not be entitled to the return of any of the compensation. If Consultant terminates the Agreement without Cause, then Consultant must return the unused portion (if any) of the Compensation. Within ten days after the termination or expiration of this Agreement, each party shall return to the other all Proprietary or Confidential Information (defined below) of the other party (and any copies thereof) in the party’s possession or, with the approval of the other party, destroy all such Proprietary or Confidential Information.

(b)	In the event Client elects to purchase and Consultant agrees to supply additional Services during the Term or the Extended Term of this Agreement, the terms and condition of this Agreement will apply to such additional Services.

5.	Information.

(a)	In connection with Consultant’s performance of its Services, Consultant will rely on Company’s press releases and Company’s most recent reports, if any, filed with the Securities and Exchange Commission (collectively, the “Company Information”). In this regard, Company agrees to make all filings required by the exchange act and all other applicable laws, in each case on a timely basis in accordance with such laws. Client hereby grants to Consultant the right to use the name and service marks of Company in its Services. Company will be entitled to require that certain or all materials created by Consultant in performing its Services be submitted to Company for its review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

(b)	Client hereby acknowledges and agrees that, in performing its Services hereunder, Consultant will be using and relying on the Company Information without independent verification thereof. Consultant will also be under no obligation to determine whether there have been, or to investigate any changes in, such information. Consultant will be entitled to submit any materials created by Consultant to Company for its review and approval, such approval not to be unreasonably withheld, conditioned, or delayed. Client represents and warrants that that the Company Information and all information provided by Company or its affiliate or representatives to Consultant shall, at the time provided, not contain any untrue statement or material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading.

2

(c)	Client, by its authorization or approval of the Advertisement, represents and warrants to Consultant that, to its knowledge, the Advertisement is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. Client agrees to promptly notify Consultant upon the occurrence of any material adverse change in the business or affairs of the Company or upon the occurrence of any event which causes Client to believe that the Advertisement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

6.	Securities Laws. Client represents and warrants that the Company Information and all information provided by Company or its affiliates or representatives complies in all respects with the U.S. federal and applicable state securities laws, and are not and will not be or constitute a part of any activity that is or may be deemed to be illegal under the U.S. federal or applicable state securities laws, including, without limitation, being a part of any illegal offering, illegal pump-and-dump, illegal scalping, illegal touting schemes, or an effort to assist with a violation of any court order including, but not limited to, any order banning or limiting a person’s involvement in the securities markets.

7.	Work Product. All information and materials produced for Client shall be the property of Consultant, free and clear of all claims thereto by Client, and Client shall have no claim of authorship therein. Consultant shall retain all right, title, and interest in and to, including any intellectual property rights with respect to, any data, designs, processes, specifications, software, applications, course, code, object code, utilities, methodologies, know-how, materials, information and skills (and any derivative works, modifications and enhancements thereto) owned, acquired or developed by or for Consultant’s databases.

8.	Confidentiality. The parties agree to hold each other’s Proprietary or Confidential Information in strict confidence. “Proprietary or Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process. The parties agree not to make each other’s Proprietary or Confidential Information available in any form to any third party or to use each other’s Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Each party’s Proprietary or Confidential Information shall remain the sole and exclusive property of that party. The parties agree that in the event of use or disclosure by the other party other than as specifically provided for in this Agreement, the non-disclosing party may be entitled to equitable relief. Notwithstanding termination or expiration of this Agreement, the parties acknowledge and agree that their obligations of confidentiality with respect to Proprietary or Confidential Information shall continue in effect for a total period of three (3) years from the termination date.

3

9.	Non-Public Material Information. Consultant acknowledges that to prepare appropriate Advertising in a timely manner it may be made aware of price sensitive or confidential information that has not been publicly disclosed yet. Consultant confirms that it is fully aware of its obligations in relation to such information and will ensure that the confidentiality of such information is maintained at all times and that it, and its employees and contractors, are all fully aware of and comply with, all appropriate securities laws and regulations in relation to insider trading and related matters.

10.	Covenant Not to Sue. Client agrees that it will not file any suit, claim, proceeding or complaint against Consultant arising out of or based on the failure of the trading volume of the stock to increase or price to rise, or to maintain any increase in trading volume or rise in stock price as may be occur, as a result of or in response to the public release of Advertising for the Company or Consultant’s provision of services under this Agreement.

11.	Limitation of Liability. Consultant shall not be liable to Client or any other person for any damages in connection with the provision of services under the Agreement, whether because of Consultant’s negligence or otherwise, and regardless of the form of action, except in the event of Consultant’s deliberate fault or gross negligence. Nevertheless, regardless of the form of action, whether in contract, tort or otherwise, Consultant shall not be liable to Client for any lost profits, business interruption, or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of or relating to this Agreement, nor shall Consultant’s aggregate liability for any damages arising out of this Agreement exceed the compensation paid by Client to Consultant.

12.	Indemnification. Client shall indemnify and hold Consultant harmless from and against any and all actions, claims, investigations (including but not limited to any formal or informal investigations brought by any state or federal regulator and any subpoenas or requests for documents, information or testimony issued in connection therewith), liabilities, losses, or damages arising from the preparation, presentation or dissemination of any Advertising covered by this Agreement including, but limited to, the costs of defense and attorneys’ fees. You will also indemnify Consultant from and against all losses, expenses (including costs and attorneys’ fees) and all manner of actions, claims and judgments sustained by or made against Consultant in connection with your use or misuse of the Service, any medium used with the Service, violation of this Agreement, or based upon any alleged violation of any statute, ordinance, code, or regulation.

13.	Notices. Any notice or other communication required or permitted to be given to either party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) via electronic communication (i.e., e-mail) or (d) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth (5) day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of Service if served personally or (iii) on the business day after delivery to an overnight courier service or by sending of an electronic communication, provided the notifying party specifies next day delivery and receipt of delivery has been confirmed:

If to the Client:

Email:

If to Consultant:

IR Agency LLC

23 Downing Street, Newark NJ 07105

E-mail: [Raf@ir.agency]

4

14.	Waiver of Breach. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

15.	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, which will not be delayed or withheld unreasonably; provided that Client shall not be required to consent to any assignment by Consultant of its cash and compensation payable pursuant to this Agreement. Any assignment without such consent, when required, shall have no legal validity; subject to the foregoing, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

16.	Governing Law and Jurisdiction. This Agreement shall be governed and construed under New Jersey law. The parties consent to the exclusive jurisdiction of the federal and state courts located in New Jersey, to hear and determine any dispute that may arise under this Agreement.

17.	Entire Agreement. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior proposals, understandings, agreements or representations by or between the parties, written or oral.

18.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by any court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing through an amendment of this Agreement and signed by the parties hereto.

20.	Acceptance. Please confirm that the foregoing is in accordance with Company’s understanding by signing and returning this Agreement, which will thereupon constitute a binding Agreement between the Company and IR Agency, LLC as of the date of your execution. The undersigned officers of IR Agency, LLC and Company represent that they have the authority to bind IR Agency and Company, respectively. This Agreement may be executed in counterparts and with electronic or facsimile signatures.

5

IR Agency LLC

By:	/s/ Rafael Pereira
Print Name:	Rafael Pereira

Akanda Corp

By:	/s/ Katheryn Field
Print Name:	Katharyn Field
Position:	Interim CEO
Date:	9/17/25

6

Exhibit 99.1

Akanda Corp.

Unaudited Condensed Interim Consolidated Statements of Financial Position

(Expressed in United States Dollars)

		June 30,	December 31,
As at	Note	2025	2024
ASSETS
Current
Cash		$2,523,719	$3,838,650
Cash held in trust		5,816	3,216
Trade and other receivables	7	4,097	370,537
Prepayments		42,915	391,649
Loans receivable	12,16	990,688	451,529
Total Current Assets		3,567,235	5,055,581

Non-Current
Property, plant and equipment	9	2,443,588	2,339,182
Intangible assets	11	–	15,827
Loans receivable	12	–	503,493
Right-of-use assets	10	204,206	–
Total Non-Current Assets		2,647,794	2,858,502

Total Assets		$6,215,029	$7,914,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Trade and other payables		$2,204,803	$2,982,499
Lease liability	13	136,087	–
Loans and borrowings	14	184,285	352,814
Due to related parties	16	317,784	302,232
Total Current Liabilities		2,842,959	3,637,545

Non-Current
Lease liability	13	70,869	–
Total Non-Current Liabilities		70,869	–

Total Liabilities		2,913,828	3,637,545

Shareholders’ Equity
Share capital	15	63,639,395	63,319,398
Other reserves		3,370	24,423
Accumulated deficit		(58,253,006)	(57,459,061)
Accumulated other comprehensive loss		(2,088,558)	(1,608,222)
Total Shareholders’ Equity		3,301,201	4,276,538
Total Liabilities and Shareholders’ Equity		$6,215,029	$7,914,083

Proposed Business Combination (Note 23)

Subsequent Events (Note 24)

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Akanda Corp.

Unaudited Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(Expressed in United States Dollars)

		Six months ended
		June 30,
	Note	2025	2024

Operating expenses
Depreciation and amortization	9,10	$84,788	$102,051
Consulting and professional fees		863,287	1,510,663
Personnel expenses	16	226,822	209,106
General and administrative expenses		315,859	337,948
Total operating expenses		1,490,756	2,159,768

Operating loss		(1,490,756)	(2,159,768)

Other income (expenses):
Finance income	12	38,116	–
Finance expense	13,14,16	(17,749)	(62,192)
Foreign exchange gain (loss), net		44,521	(132,441)
Gain (loss) on debt settlement		21,575	(232,375)
Other income		–	75,093
Loss on sale of subsidiary	5	–	(165,625)
Write-off of holdback payable	4	–	400,000
		86,463	(117,540)

Net loss from continuing operations		(1,404,293)	(2,277,308)

Gain (loss) from discontinued operations	5,6	589,292	(405,582)

Net loss		$(815,001)	$(2,682,890)
Translation adjustment		122,144	136,130
Comprehensive loss		$(692,857)	$(2,546,760)

Loss per share from continuing operations – basic and diluted	15	$(2.02)	$(15.07)
Loss per share – basic and diluted	15	$(1.17)	$(17.76)
Weighted average common shares outstanding	15	693,889	151,067

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Akanda Corp.

Unaudited Condensed Interim Consolidated Statements of Shareholders’ Equity

(Expressed in United States Dollars)

	Note	Share capital	Other reserves	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance, December 31, 2023		$51,020,121	$21,053	$(53,363,032)	$(1,507,034)	$(3,828,892)

Issuance of shares from private placement	15	1,137,762	10,290,426	–	–	11,428,188
Issuance of shares upon exercise of prefunded warrants	15	10,287,056	(10,287,056)	–	–	–
Cancelled shares	15	(1,445,188)	–	–	–	(1,445,188)
Share issuance costs		(584,914)	–	–	–	(584,914)
Fair value of RSUs redeemed at $25.69 per share	15	1,547,703	–	–	–	1,547,703
Net loss		–	–	(2,682,890)	–	(2,682,890)
Translation adjustment		–	–	–	136,130	136,130
Balance, June 30, 2024		$61,962,540	$24,423	$(56,045,922)	$(1,370,904)	$4,570,137

Balance, December 31, 2024		$63,319,398	$24,423	$(57,459,061)	$(1,608,222)	$4,276,538

Issuance of shares from private placement	15	320,000	–	–	–	320,000
Impact of loss of control of Canmart	6	(3)	(21,053)	21,056	(602,480)	(602,480)
Net loss		–	–	(815,001)	–	(815,001)
Translation adjustment		–	–	–	122,144	122,144
Balance, June 30, 2025		$63,639,395	$3,370	$(58,253,006)	$(2,088,558)	$3,301,201

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Akanda Corp.

Unaudited Condensed Interim Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

		Six months ended June 30,
	Note	2025	2024
Cash flows from operating activities:
Net loss from continuing operations		$(1,404,293)	$(2,277,308)
Net gain (loss) from discontinued operations		589,292	(405,582)
Net loss for the period		(815,001)	(2,682,890)
Adjustments for non-cash items:
Gain on loss of control of Canmart, net of cash surrendered and foreign currency translation adjustment	6	(12,999)	–
Depreciation and amortization	9,10	83,862	104,000
Depreciation and amortization from discontinued operations	9	926	261,501
Interest expenses	13,14,16	17,749	81,021
Interest expenses from discontinued operations	14	–	124,205
Interest income from Bridge loans	12	(38,116)	–
Fair value of RSUs granted and exercised	15	–	1,547,703
Loss (gain) on settlement on debt		(21,575)	232,375
Loss on sale of subsidiary		–	165,625
Write-off of holdback payable	4	–	(400,000)
Working capital adjustments (net of amounts acquired/disposed):
Trade and other receivables		301,128	(189,536)
Prepayments		279,128	(1,174,292)
Trade and other payables		(235,341)	(203,044)
Due to related parties		64,635	(458,648)
Cash flows used in operating activities		(375,604)	(2,591,980)

Cash flows from investing activities:
Additions to property, plant and equipment		–	(1,343,893)
Cash surrendered on sale of RPK	5	–	(105,175)
Cash proceeds from sale of subsidiary	5	–	1,553,750
Loan repayment (receivable)	12	347	(632)
Cash surrendered on loss of control of Canmart	6	(174)	–
Cash flows provided by investing activities		173	104,050

Cash flows from financing activities:
Proceeds from private placement	15	320,000	9,398,086
Advances from (advances to) related parties		(578,604)	44,975
Repayment of advances from related parties		(62,596)	(465,297)
Loans received		–	65,282
Loans repaid		(201,206)	(104,920)
Lease payments	13	–	(300,000)
Cash flows provided by (used in) financing activities		(522,406)	8,638,126

Net increase (decrease) in cash and cash equivalents		(897,837)	6,150,196
Effects of exchange rate changes on cash and cash equivalents		(414,494)	(212,089)
Cash and cash equivalents at the beginning of the period		3,841,866	93,875
Cash and cash equivalents at the end of the period		$2,529,535	$6,031,982

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

1.	Nature of Operations and Going Concern

Akanda Corp. (the “Company”) is domiciled in Canada and was incorporated on July 16, 2021. The Company’s registered office is 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto Canada, Ontario, M5K 0A1.

Prior to the liquidation event on July 15, 2022 described below, the Company, through its indirectly held subsidiary, Bophelo Bio Science and Wellness (Pty) Ltd. is in the business of cultivating and manufacturing cannabis biomass and medical cannabis products in Lesotho (specifically near Ts’akholo, in the Mafeteng district of the Kingdom of Lesotho, Southern Africa), for export to international markets. At December 31, 2022, the Company determined that it no longer controlled Bophelo Bio Science and Wellness (Pty) Ltd. as a result of the insolvent liquidation order signed by the Lesotho Court on July 15, 2022 (note 21). As a result of the loss of control, the Company derecognized all assets and liabilities at their book values on December 31, 2022 and wrote down all balances receivable from the entity to $nil. During the year ended December 31, 2022, the Company recorded a loss on loss of control of Bophelo Bio Science and Wellness (Pty) Ltd. of $2,085,624, which included $739,947 of cash held by Bophelo Bio Science and Wellness (Pty) Ltd. The Company accounted for the operating results of Bophelo Bio Science and Wellness (Pty) Ltd. as a discontinued operation during the years ended December 31, 2022 and 2021. At the date of these consolidated financial statements, the Company believes that the liquidation of Bophelo Bio Science and Wellness (Pty) Ltd. is still ongoing.

The Company was incorporated for the designed purpose of becoming the ultimate parent company of Cannahealth Ltd. (“Cannahealth”), through a reorganization of entities with common control. The share purchase agreement became unconditional on or about November 3, 2021 and the Company acquired the shares in the aforementioned entities from Halo Collective Inc. (“Halo”).

On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth, acquired 100% of the Ordinary Shares of Holigen Limited (“Holigen”) and its wholly-owned subsidiary, RPK Biopharma Unipessoal, LDA (“RPK”) from the Flowr Corporation (note 4).

On February 28, 2024, the Company incorporated a new subsidiary – 1468243 B.C. Ltd.

On March 24, 2024, the Company completed the transaction with Somai Pharmaceuticals Ltd. (“Somai”) for the sale of RPK (note 5). The Company accounted for the operating results of RPK which was a net loss of $827,620 as a discontinued operation during the year ended December 31, 2024 and has reclassified the operating results of RPK as a discontinued operation for the year ended December 31, 2023.

Prior to the liquidation event on May 30, 2025 described below, the Company, through its subsidiary Canmart Ltd. (“Canmart”), is also in the business of sales and distribution of cannabis-based products for medical use, which is based in the United Kingdom (“UK”). During the first quarter of 2025, the Company evaluated the current state of Canmart and has determined to discontinue and cease it UK operation. The Company filed for creditor’s voluntary liquidation and had the winding up commenced on May 30, 2025 (note 6). As at June 30, 2025, the Company no longer controlled Canmart and derecognized all assets and liabilities at their book values on May 30, 2025 and wrote down all balances to $nil. The Company accounted for the operating results of Canmart which was a net loss of $26,013 as a discontinued operation during the six months ended June 30, 2025 and has reclassified the operating results of Canmart as a discontinued operation for the six months ended June 30, 2024.

The Company’s condensed interim consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company incurred a net cash outflow of $375,604 from operating activities for the six months ended June 30, 2025. As of June 30, 2025, the Company had working capital of $724,276 and has accumulated losses of $58,253,006. The continuing operations of the Company are dependent upon its ability to raise further cash funding by way of issuing debt and/or equity.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

1.	Nature of Operations and Going Concern (continued)

The Company is an early-stage company and is primarily dependent on externally provided financing to continue as a going concern. Additional funds will be required to enable the Company to pursue such an initiative and the Company may be unable to obtain such financing on satisfactory terms. Furthermore, there is no assurance that the Company will be profitable. Management intends to finance operating costs over the next twelve months with its cash on hand, and/or additional cash that will be generated from operations. The Company does not at this stage have any firm plans or commitments regarding further financing.

These uncertainties may cast significant doubt upon the Company’s ability to continue as a going concern. These condensed interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities which might be necessary should the Company be unable to continue in existence.

2.	Basis of Preparation

(a)	Statement of compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

These condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting and have been prepared using the same accounting policies and methods of application as those used in the Company’s audited consolidated financial statements for the year ended December 31, 2024.

(b)	Basis of preparation

These condensed interim consolidated financial statements have been prepared on an accrual basis, except for cash flow information, and are based on the historical cost, modified where applicable and related to the valuation of certain financial assets and financial liabilities to fair value.

(c)	Functional and presentation currency

The Company and its subsidiaries are measured using the currency of the primary economic environment in which each subsidiary operates - the functional currency. The Euro is the functional currency of Holigen and Cannahealth, Great British Pounds is the functional currency of Canmart and Canadian Dollars is the functional currency of 1371011 and Akanda while the United States Dollars is its reporting currency.

These condensed interim consolidated financial statements are prepared and presented in United States Dollars (“USD” or “$”), which is the Company’s reporting currency. All financial information has been rounded to the nearest dollar except where indicated otherwise.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

2.	Basis of Preparation (continued)

(d)	Use of estimates and judgments

The preparation of condensed interim consolidated financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses during the year. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Areas in which management has made critical judgments in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include the determination of the Company’s and its subsidiaries’ functional currencies. Information about key assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year is presented in the Company’s audited consolidated financial statements for the year ended December 31, 2024.

3.	Material Accounting Policies

These condensed interim consolidated financial statements do not include all the information required of the audited annual financial statements and are intended to provide users with an update in relation to events and transactions that are significant to an understanding of the changes in the financial position and performance of the Company since the end of the last annual reporting period. The accounting policies followed in these condensed interim financial statements are the same as those applied in the Company’s most recent audited annual financial statements for the year ended December 31, 2024. Therefore, it is recommended that this financial report be read in conjunction with the audited annual consolidated financial statements of the Company for the year ended December 31, 2024.

Recent accounting pronouncements

Certain new IFRS standards and interpretations have been issued but are not shown as they are not expected to have a material impact on the Company’s consolidated financial statements.

4.	Business Combination

On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth, acquired 100% of the Ordinary Shares of Holigen and its wholly-owned operating subsidiary, RPK from the Flowr Corporation (“Flowr”). Consideration for the acquisition consisted of a payment of $3,000,000 in cash and 760 common shares of the Company’s share capital. Of the total cash purchase price, $2,600,000 has been paid and $400,000 as holdback payable. The holdback payable represents funds withheld until resolution of a potential liability between the vendor and a service provider, of which the Company expects resolution within the next twelve (12) months.

The purchase of Holigen has been accounted for by the acquisition method, with the results of Holigen included in the Company’s results of operation from the date of acquisition. The purchase of Holigen was determined as being a business combination in accordance with the requirements of IFRS 3 - Business Combinations, due to the fact that the Company acquired control over Holigen on the acquisition date through the purchase of 100% of its voting securities and consequent transfer of the purchase consideration to the sellers of the Holigen, namely Flowr.

On February 28, 2024, the Company signed a definitive Share Purchase Agreement and Escrow Agreement with Somai Pharmaceuticals Ltd. (“Somai”), pursuant to which Somai will acquire RPK for a total consideration of $2,000,000. The transaction was completed during the year ended December 31, 2024 (note 5).

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

4.	Business Combination (continued)

Status of Holigen’s seller

In October 2022, Flowr commenced Court-supervised restructuring proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) in order to receive a stay of proceedings that will allow Flowr to conduct a Sale and Investment Solicitation Process (“SISP”). The Court granted an Initial Order in these CCAA proceedings and appointed Ernst & Young Inc. as ‘the Monitor’.

During the year ended December 31, 2023, Flowr completed the sale of all of the shares of its subsidiaries, The Flowr Group (Okanagan) Inc. and certain other assets, comprising substantially all of the assets of Flowr. As a result, and pursuant to an Order dated July 21, 2023, the Monitor completed cash and share distributions to Flowr’s debenture holders. There is no recovery available for Flowr’s unsecured creditors and shareholders. For this reason, the Company recognized a write-off of holdback payable of $400,000 during the year ended December 31, 2024.

5.	Sale of RPK

During the year ended December 31, 2024, the Company commenced plans to sell its subsidiary - RPK, and on March 24, 2024, pursuant to the signed definitive Share Purchase Agreement and Escrow Agreement with Somai in February 2024, the Company completed the transaction with Somai for the sale of RPK.

Under the terms of the Share Purchase Agreement, Somai acquired RPK for a total cash consideration of Two Million United States Dollars ($2,000,000). In addition, Somai assumed up to One Million Euros of current liabilities and RPK’s debt with the senior secured lender Bank, Caixa Agricola. In total, Somai assumed approximately 4,000,000 Euros of debt. In accordance with the agreement, a deposit of Five Hundred Thousand United States Dollars ($500,000) was released from a joint escrow account and the remainder of the purchase price was paid directly to the Company.

In connection with the closing, the Company paid a cash finder’s fee for an aggregate of $446,250.

The Company recognized a gain on sale of subsidiary of $198,780 in the consolidated statements of loss and comprehensive loss. The gain on sale was computed as follows:

Cash received	$2,000,000
Finder’s fee – transaction cost	(446,250)
Consideration received, net	$1,553,750

Cash	$105,175
Accounts receivable (note 6)	158,812
Inventory (note 7)	895,715
Prepayments	33,762
Property, plant and equipment, net (note 9)	1,769,221
Intangible licenses (note 11)	3,783,117
Accounts payable	(2,016,744)
Bank loans (note 14)	(3,374,088)
Net assets sold	$1,354,970

Gain on sale of subsidiary	$198,780

The Company accounted for the operating results of RPK which was a net loss of $827,620 as a discontinued operation during the year ended December 31, 2024 and has reclassified the operating results of RPK as a discontinued operation for the year ended December 31, 2023.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

6.	Loss of Control of Canmart Ltd.

During the first quarter of 2025, the Company evaluated the current state of Canmart and has determined to discontinue and cease it UK operation. The Company came to this decision after receiving notification from Canmart’s directors that they intend to resign and thought out the difficulty in finding qualified replacements, among other things. The Company then filed for creditor’s voluntary liquidation and had the winding up commenced on May 30, 2025.

As at June 30, 2025, the Company no longer controlled Canmart and derecognized all assets and liabilities at their book values on May 30, 2025 and wrote down all balances to $nil. During the six months ended June 30, 2025, the Company recorded a gain on loss of control of Canmart of $615,305. The Company accounted for the operating results of Canmart as a discontinued operation during the six months ended June 30, 2025 and has reclassified the operating results of Canmart as a discontinued operation for the six months ended June 30, 2024.

Set out below is the financial performance and cash flow information for the six months ended June 30, 2025 and 2024 related to the discontinued operation:

Six months ended June 30,	2025	2024
Revenue	$–	$173,858
Operating expenses	(31,794)	(366,915)
Other income (expenses)	5,781	248,880
	(26,013)	55,823
Gain on loss of control of subsidiary	615,305	–
Gain on discontinued operations	$589,292	$55,823

Exchange differences on translation of discontinued operations	$(794,635)	$204,812
Other comprehensive income from discontinued operations	$(794,635)	$204,812

Cash flows provided by (used in) operating activities	$(21,509)	$69,599
Cash flows provided by (used in) investing activities	173	(1,505)
Cash flows provided by (used in) financing activities	–	(50,472)
Effects of exchange rate changes on cash and cash equivalents	706	(300)
Net change in cash provided by (used in) by the subsidiary	$(20,630)	$17,322

Carrying amount of net liabilities immediately prior to loss of control of subsidiary	$(12,825)
Reclassification of foreign currency translation reserve	(602,480)
Gain on loss of control of subsidiary	$(615,305)

As at June 30, 2025, the carrying amounts of assets and liabilities of Canmart were as follows:

Cash	$174
Accounts receivable (note 7)	78,737
Prepayments	62,461
Loan receivables (note 12)	592,713
Property, plant and equipment (note 9)	3,067
Intangible assets (note 11)	17,009
Total assets	$754,161

Trade and other payables	$766,986
Total liabilities	$766,986

Net liabilities	$(12,825)

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

7.	Trade and Other Receivables

	June 30,	December 31,
	2025	2024
Trade accounts receivable	$–	$356,105
Sales taxes receivable	4,097	14,432
	$4,097	$370,537

As at December 31, 2024, there were two customers with an amount greater than 10% of the Company’s trade accounts receivable which represented 74% of the balance. The Company did not recognize any bad debt expense during the year ended December 31, 2024.

During the year ended December 31, 2024, the Company derecognized accounts receivable with a net book value of $158,812 in connection with the sale of RPK (note 5).

During the six months ended June 30, 2025, the Company derecognized accounts receivable with a net book value of $78,737 in connection with the loss of control of Canmart (note 6). As a result, the Company has no customers at June 30, 2025.

8.	Inventory

The Company’s inventory prior to the sale of RPK included consumer packaging inventory and dried cannabis flower finished product at RPK in Portugal. During the year ended December 31, 2024, concurrent to the sale of RPK (note 5), the Company derecognized inventory with a net book value of $895,715.

Biological assets

As at December 31, 2024, the Company no longer owns any cannabis plants.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

9.	Property, Plant and Equipment

Cost	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2023	$1,355,337	$12,502,023	$1,538	$32,716	$48,862	$134,956	$14,075,432
Additions	1,950,000	–	141,806	–	3,776	2,556	2,098,138
Impact of sale of RPK	(909,551)	(12,148,749)	–	(28,983)	(25,610)	(126,346)	(13,239,239)
Foreign exchange movements	(180,786)	(353,274)	(6,683)	(3,733)	(15,610)	(6,227)	(566,313)
Balance, December 31, 2024	2,215,000	–	136,661	–	11,418	4,939	2,368,018
Impact of loss of control of Canmart	–	–	(1,627)	–	(8,405)	(5,308)	(15,340)
Foreign exchange movements	116,675	–	7,232	–	776	369	125,052
Balance, June 30, 2025	$2,331,675	$–	$142,266	$–	$3,789	$–	$2,477,730

Accumulated depreciation	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2023	$–	$2,723,166	$308	$21,364	$44,761	$38,570	$2,828,169
Depreciation	–	–	19,216	–	2,528	1,261	23,005
Depreciation - RPK	–	255,023	–	2,202	1,040	3,236	261,501
Impact of sale of RPK	–	(2,662,688)	–	(19,866)	(24,764)	(34,669)	(2,741,987)
Foreign exchange movements	–	(315,501)	(899)	(3,700)	(15,932)	(5,820)	(341,852)
Balance, December 31, 2024	–	–	18,625	–	7,633	2,578	28,836
Depreciation	–	–	13,784	–	612	–	14,396
Depreciation - Canmart	–	–	104	–	309	513	926
Impact of loss of control of Canmart	–	–	(760)	–	(8,204)	(3,309)	(12,273)
Foreign exchange movements	–	–	1,442	–	597	218	2,257
Balance, June 30, 2025	$–	$–	$33,195	$–	$947	$-	$34,142

Impairment	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2023	$737,994	$7,902,730	$–	$9,174	$1,135	$76,998	$8,728,031
Impact of sale of RPK	(737,994)	(7,902,730)	–	(9,174)	(1,135)	(76,998)	(8,728,031)
Balance, December 31, 2024 and June 30, 2025	$–	$–	$–	$–	$–	$–	$–

Net book value	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2024	$2,215,000	$–	$118,036	$–	$3,785	$2,361	$2,339,182
Balance, June 30, 2025	$2,331,675	$–	$109,071	$–	$2,842	$–	$2,443,588

As at December 31, 2024, the Company derecognized property, plant and equipment with a net book value of $1,769,221 in connection with the sale of RPK (note 5).

As at June 30, 2025, the Company derecognized property, plant and equipment with a net book value of $3,067 in connection with the loss of control of Canmart (note 6).

During the six months ended June 30, 2025, the Company recognized depreciation of its property, plant and equipment of $15,322 of which $926 was related to the loss of control of Canmart and was recorded within discontinued operations.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

9.	Property, Plant and Equipment (continued)

1900 Ferne Road, Gabriola Island, British Columbia

On September 19, 2023, and as amended on September 22, 2023, the Company entered into an option agreement with 1107385 B.C. Ltd (“1107385”) to purchase farming land property and related operations and licenses from 1107385. To acquire the property, the Company must pay the following:

A.	The Company will issue a non-refundable payment equal to $1,800,000 and if paid in common shares of the Company will be based on formula to calculate the per share price as set forth in the agreement. The payment will be broken up into following:

●	the First Option Payment, upon signing (issued 3,519 common shares with a fair value of $431,149) (note 15)

●	the Second Option Payment, 15 days after signing (paid $600,000)

●	the Third Option Payment, 30 days after signing (paid $600,000)

This buys the Company the right to develop the property for two years. The Company plans during this time period to develop Tetrahydrocannabinol (THC) and CBD facilities at this site.

B.	Additional payments will be made based upon milestones achieved from the development. Further payment milestones include:

●	Upon approval or a license for THC cultivation on the property from the applicable regulatory authority, $500,000 will be paid to the Owner.

●	Upon sale of THC product cultivated from the property, $500,000 will be paid

●	Upon Hemp cultivation approval from the application regulatory authority, $750,000 will be paid (paid in September 2024)

●	Upon CBD cultivation approval from the application regulatory authority, $750,000 will be paid

During the year ended December 31, 2024, the Company completed the initial payment and acquired the right to develop the farming property.

On September 5, 2024, Health Canada approved a hemp license for the Company. As a result, the Company was paid an additional $750,000 to 1107385 for completing one of the milestone events on September 16, 2024.

As of June 30, 2025, the Company has not yet cultivated any product from this land.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

10.	Right-of-use Assets

On January 1, 2025, the Company entered into a lease agreement for an office space with a monthly lease payment of $12,000 over a period of two years. The right-of-use assets recognized was measured at an amount equal to the recognized lease liabilities (note 13).

The details of the right-of-use assets recognized as at June 30, 2025 are as follows:

Office lease
Balance, December 31, 2023	$121,982
Amortization	(118,049)
Movement in exchange rates	(3,933)
Balance, December 31, 2024	–
Additions	272,274
Amortization	(69,466)
Movement in exchange rates	1,398
Balance, June 30, 2025	$204,206

During the six months ended June 30, 2025, the Company recorded amortization on its right-of-use assets of $69,466 (2024 – $102,051).

11.	Intangible Assets

Cost:	Software	Licences	Total
Balance, December 31, 2023	$19,554	$24,664,298	$24,683,852
Impact of sale of RPK	(18,663)	(24,648,225)	(24,666,888)
Movement in exchange rates	(891)	(246)	(1,137)
Balance, December 31, 2024	–	15,827	15,827
Impact on loss of control of Canmart	–	(17,009)	(17,009)
Movement in exchange rates	–	1,182	1,182
Balance, June 30, 2025	$–	$–	$–

Accumulated amortization:	Software	Licences	Total
Balance, December 31, 2023	$16,992	$4,929,645	$4,946,637
Amortization	–	–	–
Impact of sale of RPK	(16,593)	(4,929,645)	(4,946,238)
Movement in exchange rates	(399)	–	(399)
Balance, December 31, 2024 and June 30, 2025	$–	$–	$–

Impairment:	Software	Licences	Total
Balance, December 31, 2023	$2,070	$15,935,463	$15,937,533
Impact of sale of RPK	(2,070)	(15,935,463)	(15,937,533)
Balance, December 31, 2024 and June 30, 2025	$–	$–	$–

Net book value	Software	Licences	Total
Balance, December 31, 2024	$–	$15,827	$15,827
Balance, June 30, 2025	$–	$–	$–

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

11.	Intangible Assets (continued)

During the year ended December 31, 2024, concurrent to the sale of RPK, the Company derecognized RPK’s cannabis API manufacturing and GMP license with a net book value of $3,783,117 (note 5). As of December 31, 2024, the Company’s remaining intangible asset consist of cannabis distribution license with a carrying value of $15,827.

During the six months ended June 30, 2025, concurrent to the loss of control of Canmart, the Company derecognized Canmart’s cannabis distribution license with a net book value of $17,009 (note 6). As of June 30, 2025, the Company has nil intangible assets.

12.	Loans Receivable

Included in the loans receivable at June 30, 2025 is an amount owed by First Towers & Fiber Corp., a corporation incorporated under the laws of the Province of British Columbia and controlled by a director of the Company (note 16) (“First Towers” or “FTFC”) pursuant to a Bridge Loan Agreement entered into in November 2024 and an amount owed by Halo.

	June 30,	December 31,
	2025	2024
Loan to Cellen Life Sciences Limited (a)	$–	$503,493
Loan to an arm’s length party (b)	–	83,357
Loan to First Towers & Fiber Corp. (c)	814,069	352,953
Advances to Halo (d)	176,619	15,219
	$990,688	$955,022

(a)	On November 10, 2022, the Company entered into an agreement (the “Loan Restructuring Agreement”) with Cellen Life Sciences Limited and Cellen Biotech Limited (collectively referred to as “Cellen”) which entails the restructuring of the payment terms applicable to the $500,000 loan payable by Cellen to the Company pursuant to a Bridge Loan Facility Agreement previously entered into on December 2, 2021. In terms of the Loan Restructuring Agreement, Cellen shall repay the $500,000 by no later than the fourth anniversary of the Loan Restructuring Agreement, namely by November 10, 2026. The loan shall not bear interest until the 2nd anniversary (namely November 10, 2024) of the Loan Restructuring Agreement, where thereafter, it shall bear interest at a rate of 5% per annum on the principal amount of the loan ($500,000). The loan is secured over the assets of Cellen. As of June 30, 2025, the Company no longer controlled Canmart and as a result, the Company derecognized all assets and liabilities at their book values on May 30, 2025. The Company wrote down this loan with a net book value of $503,493 to $nil (note 6).

(b)	During the year ended December 31, 2023, the Company loaned an amount of $84,020 (£66,000) to an arm’s length party. This loan is non-interest bearing, unsecured and has no specific terms of repayment. During the year ended December 31, 2024, the Company loaned out an additional $633 (£500). The additional loan is non-interest bearing, unsecured and has no specific terms of repayment. During the six months ended June 30, 2025, the Company received a partial repayment of $347 (£270). As of June 30, 2025, the Company no longer controlled Canmart and as a result, the Company derecognized all assets and liabilities at their book values on May 30, 2025. The Company wrote down this loan with a net book value of $89,220 to $nil (note 6).

(c)	On November 21, 2024, the Company entered into a Bridge Loan Agreement with First Towers (the “Bridge Loan Agreement”), pursuant to which the Company loaned out $350,000 (the “Loan”) to First Towers. Interest of the prime rate (as defined in the Bridge Loan Agreement) plus 2% will accrue and be calculated daily on the principal amount of the Loan on the basis of the actual number of days the Loan is outstanding in a year of 365 or 366 days, as applicable, and will be compounded and payable monthly in arrears on the first business day of each month.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

12.	Loans Receivable (continued)

The obligations under the Loan will rank as the third ranking and most senior secured debt of First Towers. The Loan, together with all accrued interest, fees and other amount payable pursuant to the Bridge Loan Agreement, will be due and payable by First Towers in full on demand by the Company. In addition, First Towers has the right at any time to repay the Loan or any part of the Loan without premium, penalty or bonus. As general and continuing collateral security for the obligations under the Bridge Loan Agreement, First Towers agreed to execute and deliver to and in favor of the Company, a general security agreement creating a third-ranking security interest over all of First Towers’ property, an investment property pledge agreement creating a third-ranking security interest in all present and after acquired shares owned in First Towers (the “Pledged Shares”), a control agreement for the Pledged Shares, and an insurance transfer and consent, assigning certain insurance of First Towers to the Company as mortgagee, third loss payee and additional named insured as required by the Bridge Loan Agreement.

Pursuant to the Bridge Loan Agreement, the Company shall also advance to First Towers a $1,000,000 loan on the same terms as the existing Loan Agreement. As of June 30, 2025, the Company lent out the following loans:

i.	On January 24, 2025, the Company lent an amount of $30,000 to First Towers. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

ii.	On February 14, 2025, the Company lent an amount of $170,000 to First Towers. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

iii.	On April 2, 2025, the Company lent a total amount of $200,000 to First Towers. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

iv.	On May 1, 2025, the Company lent a total amount of $23,000 to First Towers. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

During the six months ended June 30, 2025, the Company recorded an accrued interest receivable of $38,116 (2024 – $nil). As at June 30, 2025, the loan receivable balance including interest was $814,069 (December 31, 2024 – $352,953).

(d)	During the year ended December 31, 2024, the Company paid and accrued an amount of $15,969 (CAD21,875) of fees for services rendered by certain legal firms to Halo, a company controlled by the interim CEO of the Company (note 16). The transactions were accounted by the Company as advances or loans to Halo. The loans are non-interest bearing, unsecured and have no specific terms of repayment.

During the six months ended June 30, 2025, the Company paid an additional amount of $155,603 (CAD219,280) of fees for services rendered by certain legal firms to Halo. These amounts, accounted as loans, are non-interest bearing, unsecured and have no specific terms of repayment. As at June 30, 2025, the loan receivable balance was $176,619 (December 31, 2024 – $15,219).

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

12.	Loans Receivable (continued)

The details of the loans receivable recognized as at June 30, 2025 are as follows:

Balance, December 31, 2023	$593,232
Addition	366,602
Interest Receivable	6,446
Movement in exchange rates	(11,258)
Balance, December 31, 2024	955,022
Addition	578,603
Interest Receivable	38,116
Cash payment	(347)
Impact on loss of control of Canmart	(592,713)
Movement in exchange rates	12,007
Balance, June 30, 2025	$990,688

	Maturity	June 30, 2025	December 31, 2024
Current	2025	$990,688	$451,529
Non-current	2026	–	503,493
		$990,688	$955,022

13.	Lease Liability

On January 1, 2025, the Company entered into a lease agreement for an office space with a monthly lease payment of $12,000 over a period of two years. Under IFRS 16, the Company recognizes lease liabilities measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate.

The details of the lease liability recognized as at June 30, 2025 are as follows:

Cost:	Office Lease
Balance, December 31, 2023	$135,337
Accrued interest	4,663
Lease payables transferred back from AP for cash settlement	160,000
Cash payments	(300,000)
Movement in exchange rates	–
Balance, December 31, 2024	–
Additions	272,274
Accrued interest	6,682
Reclass to Accounts payable	(72,000)
Balance, June 30, 2025	$206,956

	Maturity	Incremental borrowing rate	June 30, 2025	December 31, 2024
Current	2025	5.45%	$136,087	$–
Non-current	2026	5.45%	70,869	–
			$206,956	$–

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

13.	Lease Liability (continued)

The Company has committed to the following undiscounted minimum lease payments remaining as at June 30, 2025:

Year ended December 31:
2025 remaining, net of unpaid amounts transferred to Accounts payable	$72,000
2026	144,000
$216,000

14.	Loans and Borrowings

(a)	Bank loans:

The loans below have been granted to Holigen Ltd. and its subsidiaries in order to fund their capital and operational needs on site.

(i)	Short term loans

As at December 31, 2023, the balance of the loans from Caixa was $875,016 which consisted of loans for the purpose of building construction and purchase of equipment. The repayment date on these loans are February 22, 2026 and June 5, 2026 respectively. These loans are charged with interest at the rate of 3% and are secured by mortgage of building and equipment. As of December 31, 2024, pursuant to the sale of RPK, the Company derecognized short term loans with a net book value of $918,198 (note 5).

(ii)	Long term loans

As at December 31, 2023, the balance of the loans from Caixa was $2,497,155 which consisted of loans for the purpose of building construction and purchase of equipment. The repayment date on these loans are February 22, 2026 and June 5, 2026 respectively. These loans are charged with interest at the rate of 3% and are secured by mortgage of building and equipment. As at December 31, 2024, pursuant to the sale of RPK, the Company derecognized long term loans with a net book value of $2,455,890 (note 5).

During the year ended December 31, 2024, the Company recognized interest expense of $124,205 from these loans which was recorded within discontinued operations.

(b)	Other loans:

(i)	In connection with the acquisition of Holigen, the Company assumed a total loan of €124,890 from an arm’s length parties. The loans are non-interest bearing, unsecured and have no specific terms of repayment. As at June 30, 2025, the loan balance of $146,647 (December 31, 2024 – $129,716) remains outstanding.

(ii)	During the year ended December 31, 2022, the Company received a loan of £25,000 ($30,224) from a former related party (note 16). The loan is unsecured and bears interest of £200 per week. The loan matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late.

On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from the same former related party. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

14.	Loans and Borrowings (continued)

(b)	Other loans (continued):

During the year ended December 31, 2024, the Company recorded interest expense of $9,210 and paid these loans in full, including late fees amounting to $15,591. As at December 31, 2024, the loans balance including accrued interest was $nil.

(iii)	During the year ended December 31, 2023, the Company received loans of CAD$105,000 ($77,450) from an arm’s length parties. The loans bear interest of 18% per annum, unsecured and payable within 12 months. During the six months ended June 30, 2025, the Company recorded interest expense of $4,667 (2024 – $6,920) and paid these loans in full.

(iv)	During the year ended December 31, 2023, the Company received loans of CAD$86,880 ($65,507) from an arm’s length parties. The loans bear interest of 7% per annum, unsecured and payable within 12 months.

During the year ended December 31, 2024, the Company received additional loans of CAD$87,133 ($65,282) from an arm’s length parties. These loans bear the same interest of 7% per annum, unsecured and payable within 12 months.

The Company recorded interest expense of $3,422 (2024 – $4,315) from these loans and made a partial repayments of $102,585 during the six months ended June 30, 2025. As at June 30, 2025, the remaining loans balance including accrued interest was $37,638 (December 31, 2024 – $133,083).

15.	Share Capital

(a)	Authorized

The Company has authorized share capital of an unlimited number of common shares with no par value.

On May 21, 2024, the Company implemented a 1-for-40 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number.

On November 14, 2024, the Company implemented a 1-for-2 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number.

Subsequent to the six months ended June 30, 2025, the Company implemented a 1-for-3.125 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number. All share and per share data in these consolidated financial statements have been retroactively restated to reflect the effect of the reverse stock split (Note 24).

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital (continued)

(b)	Shares issued and outstanding

Cost:	Number of shares	Capital
Balance, December 31, 2023	22,459	$51,020,121
Issuance of shares from private placement	77,775	1,396,702
Issuance of shares upon exercise of prefunded warrants	542,109	11,528,116
Cancelled shares	(47,499)	(1,445,188)
Share issuance costs	–	(728,056)
Fair value of RSUs redeemed at $8.22 per share	60,251	1,547,703
Balance, December 31, 2024	655,095	63,319,398
Issuance of shares from private placement	73,143	320,000
Impact on loss of control of Canmart	–	(3)
Balance, June 30, 2025	728,238	$63,639,395

During the six months ended June 30, 2025, the Company had the following share capital transactions:

(i)	On March 26, 2025, pursuant to a series of subscription agreement entered with investors on March 21 and 24, 2025, the Company completed its private offering with the issuance of 73,143 common shares at a subscription price of $4.375 per share for gross proceeds of $320,000.

During the year ended December 31, 2024, the Company had the following share capital transactions:

(i)	On February 2, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on February 1, 2024, the Company announced closing of registered direct offering with the issuance of 1,123 common shares at a purchase price of $101.50 per share and prefunded warrants to purchase 5,852 common shares at a price of $101.475 per share for gross proceeds of $708,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. Under the residual method, the Company allotted $3,370 to the prefunded warrants and recorded the value under other reserves in the consolidated statements of financial position. During the year ended December 31, 2024, the Company issued 5,852 common shares pursuant the exercise of above prefunded warrants.

(ii)	On March 4, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 1, 2024, the Company announced closing of registered direct offering with the issuance of 1,471 common shares at a purchase price of $51.36 per share and prefunded warrants to purchase 1,448 common shares at a price of $51.335 per share for gross proceeds of $150,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 1,448 common shares pursuant the exercise of above prefunded warrants.

(iii)	On March 5, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 4, 2024, the Company announced closing of registered direct offering with the issuance of 1,471 common shares at a purchase price of $42.18 per share and prefunded warrants to purchase 1,492 common shares at a price of $42.155 per share for gross proceeds of $125,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital (continued)

(b)	Shares issued and outstanding (continued)

During the year ended December 31, 2024, the Company had the following share capital transactions (continued):

limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 1,492 common shares pursuant the exercise of above prefunded warrants.

(iv)	On March 27, 2024, pursuant to an underwriting agreement entered with Univest Securities, LLC (“Univest”) as the underwriter on March 25, 2024, the Company announced closing of underwritten public offering with the issuance of 12,350 common shares at a purchase price of $30.425 per share and prefunded warrants to purchase 199,489 common shares at a price of $30.40 per share for gross proceeds of $5,000,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 199,489 common shares pursuant the exercise of above prefunded warrants.

(v)	On April 26, 2024, the Company cancelled 47,499 common shares with a fair value of $1,445,188.

(vi)	On May 17, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on the same day, the Company announced the 1st closing of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share and prefunded warrants to purchase 87,028 common shares at a price of $25.75 per share for gross proceeds of $2,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 87,028 common shares pursuant the exercise of above prefunded warrants.

(vii)	On May 20, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on May 17, 2024, the Company announced the 2nd closing of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share, and prefunded warrants to purchase 48,230 common shares at a price of $25.75 per share for gross proceeds of $1,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 48,230 common shares pursuant the exercise of above prefunded warrants.

(viii)	On May 24, 2024, the Company issued 60,251 common shares at a fair value of $1,547,703 on the RSUs granted to consultants of the Company to settle up consulting fees amounting to $900,000. As a result of the settlement, the Company recognized a loss on debt settlement of $647,703 in the consolidated statements of loss and comprehensive loss.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital (continued)

(b)	Shares issued and outstanding (continued)

During the year ended December 31, 2024, the Company had the following share capital transactions (continued):

(ix)	On October 3, 2024, pursuant to an underwriting agreement entered with Univest Securities, LLC (“Univest”) as the underwriter on October 2, 2024, the Company announced closing of underwritten public offering with the issuance of 41,430 common shares at a purchase price of $6.25 per share and prefunded warrants to purchase 198,570 common shares at a price of $6.2494 per share for gross proceeds of $1,500,000. The prefunded warrants are immediately exercisable for $0.0006 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the year ended December 31, 2024, the Company issued 198,570 common shares pursuant the exercise of above prefunded warrants.

(x)	In connection with the closed direct offerings and underwriting public offerings completed during the year ended December 31, 2024, the Company incurred a total share issuance cost of $728,056.

(c)	Loss per share

The weighted average number of common shares outstanding for basic and diluted loss per share for the six months ended June 30, 2025 was 693,889 (2024 – 151,067). The Company did not have any potential dilution during the six months ended June 30, 2025 and 2024.

(d)	Restricted stock units

In order to incentivize senior executive management and key staff, the Company makes use of equity incentives awarded pursuant to the Employee Share Ownership Plan (“ESOP”). In terms of the ESOP, the Company may award up to 20% of the Company’s issued share capital (at any point in time) in qualifying ESOP incentives.

On May 24, 2024, the Company granted 60,251 restricted stock units (“RSUs”) at a market price of $25.69 to consultants of the Company to settle consulting payables of $900,000. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $1,547,703. 60,251 of the granted RSUs were exercised during the year ended December 31, 2024.

A summary of the Company’s outstanding RSUs as at December 31, 2024 are as follows:

Number of RSUs
Balance, December 31, 2023	–
Granted	60,251
Exercised	(60,251)
Balance, December 31, 2024	–

During the year ended December 31, 2024, the Company recorded $798,795 of expenses related to the RSUs as consulting and accounting fees, $100,000 remains as prepaid expenses, $647,703 recognized as gain on debt settlement and the remaining $1,205 due to foreign currency translation was recorded to accumulated other comprehensive income.

There were no RSUs granted and outstanding during the six months ended June 30, 2025.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

16.	Related Party Transactions

Transactions with Key Management Personnel

The Company has identified its Board of Directors, Executive Chairman, Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”) and its President as its key management personnel who have the authority and responsibility for planning, directing and controlling the Company’s main activities.

For the six months ended June 30,	2025	2024
Key Management Remuneration	$226,745	$206,120
Stock-based compensation	–	–
	$226,745	$206,120

The Key Management remuneration is included in Professional and Consulting fees and Personnel Expenses in the Statement of Operations.

As of June 30, 2025, the Company has balances payable to related parties of $317,784 (December 31, 2024 – $302,232) as below:

a.	Included within accounts payable and accrued liabilities at June 30, 2025 is remuneration payable to key management totaling $317,784 (December 31, 2024 – $244,933), which includes amounts owing to the following current and former directors and officers of the Company:

●	current directors and officers:

i.	$8,000 owing to J Dhaliwal (December 31, 2024 – $8,000);

ii.	$2,307 owing to G Deol (December 31, 2024 – $2,192);

iii.	$32,000 owing to K Field (December 31, 2024 – $72,000);

iv.	$213,644 owing to D Jenkins (December 31, 2024 – $160,241);

v.	$40,500 owing to C Cooper (December 31, 2024 – $2,500); and

vi.	$21,333 owing to U Chaudhry (December 31, 2024 – $nil).

b.	The former director and officer of RPK, Kiranjit Sidhu is also the owner of Catalyst Capital LLC (“Catalyst”).

i.	On November 14, 2022, the Company received a loan of £25,000 ($30,224) from Catalyst. The loan is unsecured and bears interest of £200 per week. The loan has matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late. During the year ended December 31, 2024, the Company paid this loan in full as part of the debt settlement entered in April 2024.

ii.	On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from Catalyst. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan has matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan. During the year ended December 31, 2024, the Company paid this loan in full as part of the debt settlement entered in April 2024.

iii.	On February 5, 2023, the Company entered into another independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development, legal and strategic matters to the Company for $650,000. The payment for the services was partially settled by the issuance of 645 RSUs converted to 645 Common Shares in May 2023 and 562 RSUs converted to 562 Common Shares in July 2023. The remaining payable of $350,395 was paid in full during the year ended December 31, 2024, as part of the debt settlement entered in April 2024.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

16.	Related Party Transactions (continued)

iv.	On April 4, 2024, the Company entered into debt settlement agreement with Mr. Sidhu to settle up all amounts owing of $487,295, which includes outstanding loans and other consulting payables. Pursuant to the agreement, Mr. Sidhu agreed to accept $136,757 in full settlement of the outstanding debt. On April 10, 2024, the Company paid the agreed amounts and recognized a gain on debt settlement of $353,159 in the consolidated statements of loss and comprehensive loss.

c.	The Company has the following loans outstanding to 1248787 B.C. Ltd. (“1248787”), a company controlled by Jatinder Dhaliwal, a director of the Akanda:

i.	On August 18, 2023, the Company received a loan of C$24,000 ($17,714) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. During the six months ended June 30, 2025, the Company recorded interest expense of $1,067 (2024 – $1,581) and paid the loan in full.

ii.	On September 27, 2023, the Company received a loan of C$3,000 ($2,219) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. During the six months ended June 30, 2025, the Company recorded interest expense of $133 (2024 – $198) and paid the loan in full.

iii.	On October 13, 2023, the Company received a loan of C$40,000 ($29,258) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. During the six months ended June 30, 2025, the Company recorded interest expense of $1,778 (2024 – $2,636) and paid the loan in full.

d.	The Company has the following loans transactions with Halo, a company controlled by Katharyn Field, the executive director and interim CEO of Akanda:

Unsecured debenture

On January 26, 2023, the Company issued a promissory note to Halo for a principal amount of $328,000. The note bears an interest rate of 7% per annum and matured on June 25, 2023. During the year ended December 31, 2023, the Company entered into a note conversion agreement and settled this loan through the issuance of 2,328 common shares.

During the year ended December 31, 2023, the Company received additional loans from Halo in the aggregate principal amount of $1,192,953. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment.

During the year ended December 31, 2024, the Company received additional loans from Halo in the aggregate principal amount of $44,954. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment. The Company recorded interest expense of $39,170 from these loans and also made a full repayment during the year ended December 31, 2024.

e.	On April 24, 2024, Mr. Harvinder Singh resigned as an independent director of the Board of Directors of the Company. A Resignation and Mutual Release Agreement dated April 24, 2024 was entered between the Company and Mr. Singh, pursuant to which the Company agreed to pay Harvinder Singh a separation and release amount of $50,000. The Company has paid the amount in full on April 25, 2024. During the year ended December 31, 2024, the Company recognized a gain on debt settlement of $48,592 in the consolidated statements of loss and comprehensive loss.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

16.	Related Party Transactions (continued)

As of June 30, 2025, the Company has balances receivable from related parties of $990,688 (December 31, 2024 – $368,172) as below:

a.	Advances - Halo

During the year ended December 31, 2024, the Company paid and accrued an amount of $15,969 (CAD21,875) of fees for services rendered by certain legal firms to Halo, a company controlled by the interim CEO of the Company. The transactions were accounted by the Company as advances or loans to Halo. The loans are non-interest bearing, unsecured and has no specific terms of repayment.

During the six months ended June 30, 2025, the Company paid an additional amount of $155,603 (CAD219,280) of fees for services rendered by the same legal firms to Halo. The transactions, accounted as loans to Halo, are non-interest bearing, unsecured and has no specific terms of repayment. As at June 30, 2025, the loan receivable balance was $176,619 (December 31, 2024 – $15,219).

b.	The Company has the following loans receivable from First Towers:

On November 21, 2024, the Company entered into the Bridge Loan Agreement with First Towers, pursuant to which the Company agreed to loan to First Towers $350,000 (the “Loan”). Interest of the prime rate (as defined in the Bridge Loan Agreement) plus 2% will accrue and be calculated daily on the principal amount of the Loan on the basis of the actual number of days the Loan is outstanding in a year of 365 or 366 days, as applicable, and will be compounded and payable monthly in arrears on the first business day of each month.

Pursuant to the SEA, the Company shall also advance to First Towers up to a $1,000,000 loan on the same terms as the Bridge Loan Agreement. As of June 30, 2025, the Company lent out a total of $423,000 (note 12).

During the six months ended June 30, 2025, the Company recorded an accrued interest receivable of $38,116 (2024 - $nil). As at June 30, 2025, the loan receivable balance including interest was $814,069 (December 31, 2024 - $352,953).

The Company’s related party transactions are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

17.	Financial Instruments

Determination of Fair Values

IFRS 13, Fair Value Measurement, establishes a fair value hierarchy that reflects the significance of the inputs used in measuring fair value. The fair value hierarchy has the following levels:

Level 1 –	Quoted prices in active markets for identical assets or liabilities;

Level 2 –	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3 –	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions market participants would use in pricing.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

17.	Financial Instruments (continued)

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following models. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

The following is a comparison by class of the carrying amounts and fair value of the Company’s financial instruments as at June 30, 2025 and December 31, 2024:

		June 30, 2025		December 31, 2024
	Level	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets		$	$	$	$
Financial assets measured at amortised cost:
Cash and cash held in trust	1	2,529,535	2,529,535	3,841,866	3,841,866
Trade and other receivables	2	4,097	4,097	370,537	370,537
Loan receivable	2	990,688	990,688	955,022	955,022

		June 30, 2025		December 31, 2024
	Level	Carrying amount	Fair value	Carrying amount	Fair value
Financial liabilities		$	$	$	$
Financial liabilities measure at amortised cost:
Trade and other payables	2	2,204,803	2,204,803	2,982,499	2,982,499
Loans and borrowings	2	184,285	184,285	352,814	352,814
Lease liabilities	2	206,956	206,956	–	–
Due to related parties	2	317,784	317,784	302,232	302,232

18.	Risks Arising from Financial Instruments and Risk Management

The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange and interest rate risks), credit risk and liquidity risk. Risk management is the responsibility of the Company, which identifies, evaluates and, where appropriate, mitigates financial risks.

(a)	Market risk

Foreign exchange risk: is the risk that the fair value of future cash flows for financial instruments will fluctuate because of changes in foreign exchange rates. The Company has not entered into any foreign exchange hedging contracts. The Company is exposed to currency risk from the British Pound (“GBP”), Euro (“EUR”) and Canadian dollar (“CAD”) through the following foreign currency denominated financial assets and liabilities:

As at (expressed in GBP)	June 30, 2025	December 31, 2024
Financial assets
Cash and cash held in trust	£100	£16,558
Trade and other receivables	354	293,055
Loan receivable	–	469,233
	£454	£778,846
Financial liabilities
Trade and other payables	£2,126	£820,809
	£2,126	£820,809

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

18.	Risks Arising from Financial Instruments and Risk Management (continued)

(a)	Market risk (continued)

As at (expressed in EUR)	June 30, 2025	December 31, 2024
Financial assets
Cash	€12,504	€12,504
Trade and other receivables	3,076	3,076
	€15,580	€15,580
Financial liabilities
Trade and other payables	€22,777	€838
Loans and borrowings	124,890	124,890
	€147,667	€125,728

As at (expressed in CAD)	June 30, 2025	December 31, 2024
Financial assets
Cash	$3,433,592	$5,473,500
Loans receivable	1,391,457	515,197
	$4,825,049	$5,988,697
Financial liabilities
Trade and other payables	$2,973,090	$2,809,356
Due to related party	434,691	425,962
Lease liabilities	298,812	–
Loans and borrowings	49,683	315,557
	$3,756,276	$3,550,875

Based on the above net exposures as at June 30, 2025, assuming that all other variables remain constant, a 5% appreciation or deterioration of the USD against the GBP would result in a corresponding increase or decrease, respectively on the Company’s net income of approximately $nil (December 31, 2024 – $2,000), EUR – $6,000  (December 31, 2024 – $5,000) and CAD – $39,000  (December 31, 2024 – $85,000).

(b)	Credit risk

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligation and arises principally from the Company’s cash and accounts receivable. The carrying amounts of the financial assets represents the maximum credit exposure. The Company limits its exposure to credit risk on cash by placing these financial instruments with high-credit quality financial institutions.

At December 31, 2024, the Company was subject to a concentration of credit risk related to its accounts receivable as 74% of the balance of amounts owing is from two customers. The Company did not record any bad debt expense during the years ended December 31, 2024. As at December 31, 2024, the expected credit lifetime credit losses for accounts receivable aged as current were nominal amounts. The Company considers a financial asset in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

At June 30, 2025, the Company was no longer subject to any concentration of credit risk related to accounts receivable due to the Company having no trade receivables during the six months ended June 30, 2025.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

18.	Risks Arising from Financial Instruments and Risk Management (continued)

(c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities and to ensure that it will have sufficient liquidity to meet its liabilities and commitments when due and to fund future operations. The Company’s trade and other payables are due within the current operating year.

19.	Capital Management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to continue the business of the Company. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share and warrant issuances, granting of stock options, the issuance of debt or by undertaking other activities as deemed appropriate under the specific circumstance. The Board of Directors does not establish a quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern and to provide capital to pursue the development and commercialization of its products. In the management of capital, the Company includes cash, short-term debt and capital. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or new debt.

At the current stage of the Company’s development, in order to maximize its current business activities, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company’s overall strategy with respect to capital risk management remains unchanged for the six months ended June 30, 2025 and the year ended December 31, 2024.

20.	Segmented Information

The Company has three reportable segments: Cultivation, Distribution & Corporate. Cultivating activities which comprise the “cultivation” segment is made up of the medical cannabis cultivation operations at RPK/Holigen in Portugal up until the sale completion in March 2024 (refer to note 5). The Company has a Canadian farming property at which it has plans to develop THC and CBD facilities, which will fall under cultivation segment once cultivation has started. Distributing activities relate to the distribution of medical cannabis by Canmart Ltd in the United Kingdom up until the winding up in May 2025 (refer to note 6). Corporate activities entail head office costs and other general corporate expenses related to the administration of the broader group. The accounting policies of the operating segments are the same as those described in the summary of material accounting policies. The reportable segments have been determined by management on the basis that these are strategic business units that offer different products and services. The business units in Portugal (up until the sale of subsidiary described in note 5) which fall under the cultivation segment were focused on the cultivation of medical cannabis and medical cannabis biomass respectively, while the business unit in the United Kingdom (up until the winding up described in note 6), which falls under the distribution segment, undertakes the sale and distribution of medical cannabis products. The corporate segment undertakes management and treasury services within the group and for the benefit of all group companies. They are managed separately as each business unit requires different strategies, risk management and technologies.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

20.	Segmented Information (continued)

Set out below is information about the assets and liabilities as at June 30, 2025 and December 31, 2024 and profit or loss from each segment for the six months ended June 30, 2025 and 2024:

	As at June 30, 2025
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Reportable segment assets	$20,085	$–	$6,194,944	$6,215,029
Reportable segment liabilities	161,977	–	2,751,851	2,913,828

	As at December 31, 2024
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Reportable segment assets	$17,785	$1,052,080	$6,844,218	$7,914,083
Reportable segment liabilities	133,163	1,026,211	2,478,171	3,637,545

	For the six months ended June 30, 2025
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Revenues from external customers	$–	$–	$–	$–
Intersegment revenues	–	–	–	–
Other income (expense)	–	5,781	60,315	66,096
Finance income	–	–	38,116	38,116
Finance expense	–	–	(17,749)	(17,749)
Depreciation & amortization	–	926	83,862	84,788
Discontinued operations	–	10,911,606	(10,322,314)	589,292
Reportable segment income (loss)	(10,737)	–	(804,264)	(815,001)

	For the six months ended June 30, 2024
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Revenues from external customers	$–	$–	$–	$–
Intersegment revenues	–	–	–	–
Other income (expense)	(1,719,375)	–	1,664,027	(55,348)
Finance income	–	–	–	–
Finance expense	–	–	(62,192)	(62,192)
Depreciation & amortization	–	–	102,051	102,051
Discontinued operations	(461,405)	55,823	–	(405,582)
Reportable segment income (loss)	(683,722)	55,823	(2,054,991)	(2,682,890)

Set out below are reconciliations of each reportable segment’s revenues, profit or loss for the six months ended June 30, 2025 and 2024, and assets and liabilities as at June 30, 2025 and December 31, 2024:

For the six months ended June 30, 2025
Revenues	Cultivation	Distribution	Corporate	Total
Total revenues	$–	$–	$–	$–
Elimination of inter segment revenue	–	–	–	–
Total revenue	$–	$–	$–	$–

For the six months ended June 30, 2024
Revenues	Cultivation	Distribution	Corporate	Total
Total revenues	$–	$–	$–	$–
Elimination of inter segment revenue	–	–	–	–
Total revenue	$–	$–	$–	$–

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

20.	Segmented Information (continued)

	For the six months ended June 30, 2025
Loss	Cultivation	Distribution	Corporate	Total
Total loss for reportable segments	$(10,737)	$(10,911,606)	$9,518,050	$(1,404,293)
Total loss on discontinued operations	–	10,911,606	(10,322,314)	589,292
Elimination of inter segment profit or loss	–	–	–	–
Loss before income tax expense	$(10,737)	$–	$(804,264)	$(815,001)

	For the six months ended June 30, 2024
Loss	Cultivation	Distribution	Corporate	Total
Total loss for reportable segments	$(222,317)	$–	$(2,054,991)	$(2,277,308)
Total loss on discontinued operations	(461,405)	55,823	–	(405,582)
Elimination of inter segment profit or loss	–	–	–	–
Loss before income tax expense	$(683,722)	$55,823	$(2,054,991)	$(2,682,890)

	As at June 30, 2025
Assets	Cultivation	Distribution	Corporate	Total
Total assets for reportable segments	$20,085	$–	$42,267,930	$42,288,015
Elimination of inter segment assets	–	–	(36,072,986)	(36,072,986)
Segments’ assets	$20,085	$–	$6,194,944	$6,215,029

	As at December 31, 2024
Assets	Cultivation	Distribution	Corporate	Total
Total assets for reportable segments	$17,785	$1,052,080	$52,703,643	$53,773,508
Elimination of inter segment assets	–	–	(45,859,425)	(45,859,425)
Segments’ assets	$17,785	$1,052,080	$6,844,218	$7,914,083

	As at June 30, 2025
Liabilities	Cultivation	Distribution	Corporate	Total
Total liabilities for reportable segments	$1,072,681	$–	$27,243,899	$28,316,580
Elimination of inter segment liabilities	(910,704)	–	(24,492,048)	(25,402,752)
Entity’s liabilities	$161,977	$–	$2,751,851	$2,913,828

	As at December 31, 2024
Liabilities	Cultivation	Distribution	Corporate	Total
Total liabilities for reportable segments	$883,397	$11,169,051	$25,958,535	$38,010,983
Elimination of inter segment liabilities	(750,234)	(10,142,840)	(23,480,364)	(34,373,438)
Entity’s liabilities	$133,163	$1,026,211	$2,478,171	$3,637,545

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

21.	Insolvency Proceedings

In July 2022, the Company announced that the High Court of Lesotho (the “Lesotho Court”) has placed in liquidation the Company’s, wholly-owned subsidiary, Bophelo Bio Science and Wellness (Pty) Ltd. (“Bophelo”). The action to place Bophelo in liquidation was taken by the Lesotho Court pursuant to an application and request (the “Liquidation Application”) that was filed by Louisa Mojela, the former Executive Chairman of the Company, who was terminated as Executive Chairman of Akanda, and the Mophuti Matsoso Development Trust (“MMD Trust”). Akanda had intended to convene a special committee to investigate Ms. Mojela’s actions and conduct, including actions and conduct taken by her prior to her filing of the Liquidation Application, and further intended to pursue all of its available legal rights and remedies against Ms. Mojela and the MMD Trust for taking this unauthorized action. The Company also intended to contest and seek to reverse the determination by the Lesotho Court to place Bophelo in liquidation and seek to recover significant loans that it has made to Bophelo to fund the execution of Bophelo’s business plan; however, due to lack of funds and resources, the Company is not at this time actively contesting the matter and cannot give no assurance that it will do so in the future. Finally,

Ms. Mojela has been summarily terminated as Chairman of Bophelo for Cause, as a “bad leaver”, as a result of her action to seek to place Bophelo in liquidation. Ms. Mojela has instituted legal proceedings against the Company as a result of the termination of her employment. In an action taken without the Company’s knowledge, the Lesotho Court has ordered an insolvent liquidation of Bophelo, and has appointed Mr. Chavonnes Cooper of Cape Town, South Africa, as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. The order was signed by the Honorable Mr. Justice Mokhesi on July 15, 2022.

At the date of these consolidated financial statements, the liquidation of Bophelo Bio Science and Wellness (Pty) Ltd. is still ongoing.

22.	Contingencies

On October 20, 2022, Louisa Mojela filed a claim against Canmart and the Company for wrongful termination of her Service Agreement. The claimant sought £1,832,150.62 plus further administrative and legal fees. The Company denied her claim and lodged a counterclaim lodged for losses caused by the Claimant including a loan of US $6,849,935.69 (The loan we cited in the proceedings was $3m USD) Akanda advanced to Bophelo. On 31 January 2023, Mojela applied for summary judgment in respect of some but not all of these amounts. On October 30, 2023, Mojela’s entire application for summary judgment failed. On January 15, 2024, a Consequentials hearing was held at which the High Court subsequently awarded Akanda and Canmart £60,000 for legal costs. On 5 February 2024, Mojela sought permission to appeal of the summary judgment decision but her application for permission to appeal was refused on 11 April 2024. On 17 April, 2024, Mojela applied for a hearing to renew her application to appeal. In the meanwhile, proceedings are stayed as parties await the results of this hearing.

On December 2, 2024, the Company entered into a settlement agreement to settle this dispute for a sum of £100,000 ($129,705) and accounted the full amount as former management fees. During the year ended December 31, 2024, the Company paid the amount in full and recognized a gain on debt settlement of $9,670 in the consolidated statements of loss and comprehensive loss.

On April 29, 2023, Trevor Scott, former CFO of the Company, issued a claim against the Company for amounts owing under his employment agreement totaling £420,659.95. Claim has been denied in its entirety and a counter-claim lodged for losses caused by the Claimant. The final hearing conflicts with Mojela’s Consequentials hearing and thus the Company has applied to postpone it. During the year ended December 31, 2023, the parties entered into an agreement to settle this dispute for a sum of £67,392 to be paid in installment. During the year ended December 31, 2024, the Company paid the amount in full.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

22.	Contingencies (continued)

On May 12, 2023, Tejinder Virk, former CEO of the Company, issued a claim for Detriment and dismissal for alleged protected disclosures totaling £1,630,302.22 net. The claim has been denied in its entirely. Witness statements were exchanged on 30 April 2024 and the Tribunal hearing is scheduled to take place by video between 8-10, 13-17 and 20 – 22 May 2024. On May 10, 2024, the Company entered into a settlement agreement with Tejinder Virk to settle the claims for a sum of £30,000 to be paid in installment. During the year ended December 31, 2024, the Company paid the amount in full and recognized a gain on debt settlement of $25,969 in the consolidated statements of loss and comprehensive loss.

On May 15, 2023, Vidya Iyer, the Company’s former SVP of Finance issued a claim for amounts owing under her employment agreement totaling £151,774. Claim has been denied in its entirety and a counter-claim lodged for losses caused by the Claimant. Final hearing by video is slated between April 3, 2024 to April 5, 2024. Claimant updated her schedule of loss on December 19, 2023. Documents to be exchanged by January 8, 2024 with bundle to be produced by January 29, 2024. Witness statements to be exchanged by March 18, 2024. On March 27, 2024, the Company entered into a settlement agreement with Vidya Iyer to settle the claims for a sum of £30,000 to be paid in installment. During the year ended December 31, 2024, the Company paid the amount in full and recognized a gain on debt settlement of $147,437 in the consolidated statements of loss and comprehensive loss.

On January 29, 2024, the Company was informed that Mr. Shailesh Bhushan, the former Chief Financial Officer of the Company, filed a complaint with the Employment Standards Branch of British Columbia claiming unpaid salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. The Company previously offered to Mr. Bhushan an annual salary of CAD $60,000 and as such, believes the claim to be frivolous, strongly disputes the amount claimed, and intends to vigorously defend itself. On February 23, 2024, Mr. Bhushan filed a Notice of Civil Claim in the Supreme Court of British Columbia against Akanda alleging constructive dismissal and claiming severance pay, general damages, aggravated and punitive damages, and allegedly unpaid salary and bonus. He also seeks special costs. Mr. Bhushan has named Akanda directors Jatinder Dhaliwal, Katharyn Field, David Jenkins, and Harvinder Singh as defendants, whom he alleges are personally liable for unpaid wages. The Company and the other defendants filed their Response to Civil Claim on May 2, 2024. The Company denies all liability and takes the position that Mr. Bhushan was terminated for just cause. The Company also disputes the amounts claimed, and denies that Akanda and Halo are a common employer. The proceeding is at the discovery stage.

On September 10, 2024, Dallas Dunkley filed a claim against the Company for wrongful dismissal. The Company served its Statement of Defense on November 20, 2024. The total amount claimed in the Statement of Claim is $200,000 on account of wrongful dismissal damages, damages for loss of vacation pay, and general, aggravated, and punitive damages, plus interest and costs. The Company’s position is that Mr. Dunkley was never an employee of the Company, and therefore, is not entitled to any damages. The parties intend on proceeding to mediation to explore potential settlement. Liability is undetermined at this time in light of the early stage of litigation.

23.	Proposed Business Combination

On March 5, 2025, the Company entered into a Share Exchange Agreement (the “SEA”) with FTFC and the common shareholders of FTFC (the “Shareholders”). Subject to the terms and conditions set forth in the SEA, the parties will enter into a business combination transaction (the “Business Combination”), pursuant to which, among other things, all of the common shares of FTFC (the “Exchanged Shares”) shall be exchanged for either common shares, no par value, of the Company (the “Purchaser Shares”), or cash, and FTFC shall be continuing as a wholly owned subsidiary of the Company.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

23.	Proposed Business Combination (continued)

FTFC is a private company that develops, constructs and owns telecommunications infrastructure in Mexico. The Company and FTFC have previously entered into and announced a non-binding letter of intent with respect to the Business Combination which set out the basic terms and conditions of the Business Combination. A co-founder, shareholder, executive and director of FTFC is Christopher Cooper, a director of the Company. The Company can give no assurance when or if the Business Combination will be consummated.

Substantially all of the Shareholders will receive consideration equal to one Purchaser Share for every 2.5 Exchanged Shares held immediately prior to the closing so exchanged in the Business Combination, or an aggregate of approximately 15.3 million Purchaser Shares, subject to adjustment as described in the SEA, including adjustments as a result of any reverse stock split or consolidation of the Purchaser Shares. The remaining Shareholders will instead receive as consideration an aggregate of US$14,100,000, payable by the Company 18 months after the closing of the Business Combination. The Company also agreed to assume outstanding options granted by FTFC and certain indebtedness of FTFC.

Within three business days of the execution date, the Company agreed to advance to FTFC an up to $1,000,000 loan on the same terms as the Company’s November 21, 2024 Bridge Loan Agreement with FTFC, pursuant to which the Company loaned to FTFC US$350,000. See above clause i. for additional information regarding amounts drawn down under this obligation.

Following the closing of the Business Combination, the Company agreed to use commercially reasonable efforts to raise additional funds of at least $4,000,000 and a maximum of $10,000,000 compromising of: (i) a debt or equity financing by the Company of at least $2,000,000 and a maximum $5,000,000 within four months of the closing date; and (ii) a subsequent debt or equity financing to raise an additional amount of at least $2,000,000 and a maximum of $5,000,000 within seven months of the closing date, of which the type of securities offered and offering price will be determined in the context of the market by the Company.

On March 31, 2025, the Company entered into a First Amendment to the SEA with FTFC pursuant to which the “End Date” specified in the SEA has been amended to June 30, 2025. As of June 30, 2025, this transaction was not yet completed.

24.	Subsequent Events

i.	Share consolidation:

On August 26, 2025, the Company implemented a 1-for-3.125 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number. All share and per share data in these consolidated financial statements have been retroactively restated to reflect the effect of the reverse stock split.

ii.	First Towers Closing:

On August 22, 2025, the Company consummated the Business Combination pursuant to the SEA, as amended on August 19, 2025, with FTFC, pursuant to which all of the common shares of FTFC have been acquired by Akanda and in exchange, Akanda will issue Class A Special Shares and Class B Special Shares and cash payable over time and evidenced by a promissory note.

As a result of the closing, which was effective on August 21, 2025 but dated as of August 19, 2025, FTFC became a wholly owned subsidiary of the Company.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

24.	Subsequent Events (continued)

ii.	First Towers Closing (continued):

The Company did not issue any of its common shares as of the closing, as originally contemplated by the SEA. On August 29, 2025, the Company held a Special Meeting of Shareholders and approved the creation of new classes of securities, including Class A Special Shares convertible into Company common shares on a one for one basis, Class B Special Shares convertible into Company common shares on a one for one basis, and “blank check” preferred shares. After the Special Meeting and the approval of the new classes of securities, the Company issued 144,930 Class A Special Shares in accordance with the terms of the SEA, as amended. The Company intends to hold a second special meeting of shareholders to seek approval for the issuance of an aggregate of 4,775,972 Class B Special Shares issuable to the former FTFC shareholders pursuant to the terms of the SEA, as amended.

iii.	Assumption of FTFC Indebtedness:

In connection with the Business Combination and the closing, the Company entered into a Debt Settlement Agreement and a Convertible Promissory Note with each of PGC Finco Inc. (“PGC”) and Dunstan Holdings Ltd. (“Dunstan”).

Pursuant to the PGC Settlement Agreement, in satisfaction of all indebtedness of FTFC to PGC through the closing, the Company assumed indebtedness of FTFC in the aggregate principal amount of US$4,153,078 which is evidenced by a convertible promissory note (the “PGC Note”), and the Company agreed to pay to PGC a cash payment of $500,000 and issue to PGC, upon shareholder approval therefor, 557,162 (post-reverse split) Class B Special Shares.

Pursuant to the Dunstan Settlement Agreement, in satisfaction of all indebtedness of FTFC to Dunstan through the closing, the Company assumed indebtedness of FTFC in the aggregate principal amount of US$756,917.28 which is evidenced by a convertible promissory note (the “Dunstan Note”), and the Company agreed to issue to Dunstan, upon shareholder approval therefor, 175,222 (post-reverse stock split) Class B Special Shares.

Each of the PGC Note and the Dunstan Note (collectively, the “Notes”) has a maturity date of August 19, 2031, has an interest rate of 8-1/2% per annum payable semiannually in arrears, and are secured by all of the assets of the Company. Each Note may be converted from time to time by either the Company or the holder of the Note, into common shares of the Company, subject to first obtaining approval from the shareholders of the Company at the Second Shareholder Meeting. The conversion price shall be a price per share equal to the greater of (a) $0.2720 and (b) a ten percent discount to the seven trading day VWAP immediately prior to receipt of the conversion notice.

iv.	Consideration Note:

In connection with the Business Combination and the closing, the Company entered into a promissory note with a Shareholder (the “Consideration Note”) , in lieu of the Company issuing Class A Special Shares and Class B Special Shares as consideration to such shareholder. The Consideration Note is in the principal amount of US$14,133,966. It has a maturity date of August 19, 2027 and has an interest rate of 16% per annum payable quarterly. In addition, the Company paid to the holder of the Consideration Note a commitment fee of $424,018.98.

The Consideration Note is secured by all of the assets of the Company pursuant to a General Security Agreement dated as of August 19, 2025, but such security interest has been subordinated to the Notes and the security interest held by PGC and Dunstan.

Akanda Corp.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

(Expressed in United States Dollars)

24.	Subsequent Events (continued)

v.	Convertible Note Transaction:

On September 12, 2025, the Company entered into a Securities Purchase Agreement dated September 11, 2025 (the “Purchase Agreement”) with the Selling Stockholders, to issue and sell to each of the Selling Stockholders a convertible promissory note (each, individually, a “September Note” and collectively, the “September Notes”), for aggregate gross proceeds to the Company of $12,000,000, before deducting fees to the Placement Agent (as defined below) and other expenses payable by the Company in connection with the offering (the “September Offering”). The closing of the September Offering occurred on September 12, 2025.

The Company intends to use the net proceeds from the sale of the September Notes for (i) marketing purposes of up to $3.5 million, (ii) for the renewal and continued development of the Company’s Gabriola, B.C. site, (iii) working capital and general corporate purposes of up $3 million and (iv) up to $7 million to be used for the repayment of certain indebtedness. Subsequent to the closing of the September Offering, the Company entered into a Consulting Agreement with IR Agency LLC, for IR Agency to provide six months of marketing and advertising services to the Company for a fee of $3.5 million, payable in advance.

Univest Securities, LLC (the “Placement Agent”) acted as placement agent for the September Offering.

The maturity date of each September Note is the 12-month anniversary of the issuance date of such September Note, and is the date upon which the principal amount, as well as any other fees, shall be due and payable. The September Notes bear interest at a rate of 10% per annum.

Each Selling Stockholder has the right, at any time, to convert all or any portion of the then outstanding and unpaid principal amount and interest if any (including any costs, fees and charges) into the Company’s common shares, no par value (the “Common Shares”) at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.88 per share (the “Initial Conversion Price”), (ii) 85% of the VWAP (as defined in the September Notes) of the Common Shares during the five consecutive Trading Day (as defined in the September Notes) period ending and including the Trading Day immediately preceding the delivery of the Conversion Notice (as defined in the September Notes); or (iii) 85% of the Closing Sale Price (as defined in the September Notes) on the Trading Day prior to the Conversion Notice being submitted; provided, however, that in no event shall the Conversion Price equal a price per share that is less than $0.678.

In addition, the Company entered into an engagement letter with the Placement Agent dated August 11, 2025, pursuant to which the Placement Agent agreed to serve as the placement agent for the issuance and sale of securities of the Company. As compensation for such placement agent services, the Company has agreed to pay the Placement Agent an aggregate cash fee equal to 2.5% of the gross proceeds received by the Company from the Offering, plus $50,000 for its fees and expenses. Accordingly, the Company paid the Placement Agent $300,000 in cash fees in relation to the September Offering.

vi.	Amendment to Option Agreement with 1107385 B.C. Ltd:

On September 24, 2025, the Company entered an Amendment No. 1 to Amended and Restated Option to Purchase (the “Amendment”) with 1107385 B.C. LTD. The Amendment extended the option term contained in the Agreement to September 25, 2027. In exchange for such extension, the Company shall pay to the Owner a total of $250,000, of which $150,000 was paid at signing and $100,000 shall be paid on the 12-month anniversary of the Amendment. Additionally, the Company agreed (a) certain common shares, no par value, of the Company, owned by the Owner and (b) shall pay to the Owner a specified “Value” (as defined as (i) the product of the number of the Company’s common shares multiplied by the closing price of the common shares on the Nasdaq Capital Market (or such other trading market or quotation system such shares are then traded or quoted) on the date of Registration, and (ii) subtracting the result of subsection (i) from US $600,000.) in cash from the proceeds of the Company’s next capital raising transaction.